SCHEDULE 14A INFORMATION

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OPKO HEALTH, INC.
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OPKO HEALTH, INC.

4400 Biscayne Blvd.

Miami, FL 33137

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 5, 2016

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of OPKO Health, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida, 33137, on Thursday, May 5, 2016, beginning at 10:00 a.m., local time, for the following purposes:

1. To elect as directors the ten nominees named in the attached proxy statement for a term of office expiring at the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2. To consider and vote on a proposal to approve the Company’s 2016 Equity Incentive Plan; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Holders of record of our common stock, par value $0.01 per share, at the close of business on March 17, 2016, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Whether or not you plan to attend the Annual Meeting, it is important that you vote your shares. Regardless of the number of shares you own, please promptly vote your shares by telephone or internet or, if you have received printed copies of the proxy materials, by marking, signing and dating the proxy card and returning it to the Company in the postage paid envelope provided. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

Kate Inman Secretary

Miami, Florida

March 25, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 5, 2016

The Proxy Statement and 2015 Annual Report are available at www.opko.com.

OPKO HEALTH, INC.

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

THURSDAY, MAY 5, 2016

This proxy statement is being made available to you by the Board of Directors (“Board”) of OPKO Health, Inc. (the “Company” or “we,” “us” or “our”) in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company that will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida 33137, on Thursday, May 5, 2016, beginning at 10:00 a.m., local time, and all adjournments thereof (the “Annual Meeting”), for the following purposes:

1.	To elect as directors the ten nominees named in this proxy statement for a term of office expiring at the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To consider and vote on a proposal to approve the Company’s 2016 Equity Incentive Plan; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Our Board has fixed the close of business on March 17, 2016, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 545,840,064 shares of our common stock, par value $0.01 per share. The holders of our common stock are entitled to one vote for each outstanding share on all matters submitted to our stockholders.

A nominee for director will be elected to the Board and the 2016 Equity Incentive Plan will be approved if the votes cast in favor of a nominee or the votes cast in favor of the 2016 Equity Incentive Plan, respectively, by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against a nominee or the votes cast against the 2016 Equity Incentive Plan, respectively. Any other matter that may be submitted to a vote of our stockholders at the Annual Meeting will be approved if the number of shares of common stock voted for the proposal exceed the votes cast against the proposal, unless such matter is one for which a greater vote is required by law or our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws.

The presence, in person or by proxy, of holders of a majority of our outstanding common stock constitutes a quorum at the Annual Meeting. Shares of our stock represented by proxies that reflect abstentions will be counted for the purpose of determining the existence of a quorum at the Annual Meeting and will have the same effect as a vote “AGAINST” the 2016 Equity Incentive Plan but will have no effect on the election of directors. Shares of stock represented by proxies that reflect “broker non-votes” (i.e., stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) the brokers or nominees have not received instructions from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will not be counted for the purpose of determining the existence of a quorum at the Annual Meeting and will have no effect on matters for which brokers or banks do not have discretionary authority. A broker does not have the discretion to vote on the election of directors or the approval of the 2016 Equity Incentive Plan. Thus, a broker non-vote will have no effect on the election of directors or the approval of the 2016 Equity Incentive Plan.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to us at or prior to the Annual Meeting, attention: Secretary; (ii) execution of a subsequent proxy; (iii) attendance and voting in person at the Annual Meeting; or (iv) re-voting by telephone or internet (only your latest telephone or internet vote will be counted). Attendance at the Annual Meeting will not automatically revoke the proxy. All shares of our stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy, shares of our stock represented by proxies will be voted: (i) FOR the election of the Board’s nominees for directors; (ii) FOR the proposal to approve the Company’s 2016 Equity Incentive Plan, and (iii) in the discretion of the proxy holders with respect to such other matters as may properly come before the Annual Meeting.

The Company has mailed this proxy statement and our Annual Report to Stockholders for our fiscal year ended December 31, 2015 (“fiscal 2015”) to our record holders. If you hold shares of the Company by brokers or nominees, the Company has made these materials available to you on the internet or, upon your request, by delivery of printed versions of these materials. These materials were first sent or made available to stockholders on or around March 25, 2016.

Our executive offices are located at 4400 Biscayne Blvd., Miami, Florida 33137.

Security Ownership of Certain Beneficial Owners and Management

The following table contains information regarding the beneficial ownership of our voting stock as of March 17, 2016, held by (i) each stockholder known by us to beneficially own more than 5% of the outstanding shares of any class of voting stock; (ii) our directors and nominees; (iii) our Named Executive Officers as defined in the paragraph preceding the Summary Compensation Table and our current executive officers; and (iv) all current directors and executive officers as a group. Except where noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them. Unless otherwise noted, the address of each person listed below is c/o OPKO Health, Inc., 4400 Biscayne Blvd., Miami, FL 33137.

Name and Address of Beneficial Owner	Class of Security	Amount and Nature Beneficial Ownership		Percentage of Class**
Frost Gamma Investments Trust	Common Stock	179,369,705	(1)	32.86%
The Frost Group, LLC	Common Stock	20,091,062	(2)	3.68%
Phillip Frost, M.D. CEO & Chairman of the Board	Common Stock	182,788,656	(3)	33.47%
Jane H. Hsiao, Ph.D., MBA Vice Chairman of the Board & Chief Technical Officer	Common Stock	31,530,537	(4)	5.77%
Steven D. Rubin Executive Vice President – Administration and Director	Common Stock	6,827,142	(5)	1.25%
Adam Logal Senior Vice President and Chief Financial Officer	Common Stock	697,496	(6)	*
John A. Paganelli, Director	Common Stock	433,883	(7)	*
Robert Baron, Director	Common Stock	421,588	(7)	*
Thomas E. Beier, Director	Common Stock	270,227	(8)	*
Richard A. Lerner, M.D., Director	Common Stock	286,349	(9)	*
Richard C. Pfenniger, Jr., Director	Common Stock	230,000	(10)	*
Alice Lin-Tsing Yu, M.D., Ph.D., Director	Common Stock	140,000	(11)	*
Dmitry Kolosov, Director	Common Stock	115,000	(12)	*
All Executive Officers and Directors as a group (11 persons)	Common Stock	223,740,878		40.74%

*	Less than 1%
**	Percentages of common stock based upon 545,840,064 shares of our common stock issued and outstanding at March 17, 2016.
(1)	Includes 20,091,062 shares of common stock held by The Frost Group, LLC, of which Frost Gamma Investments Trust is a principal member. Frost Gamma Investments Trust disclaims beneficial ownership of the common stock held by The Frost Group, LLC. The Frost Gamma Investments Trust has sole voting power over 159,278,643 shares of the Company’s common stock, shared voting power over 20,091,062 shares of the Company’s common stock, sole dispositive power over 159,278,643 shares of the Company’s common stock, and shared dispositive power over 20,091,062 shares of the Company’s common stock.
(2)	The Frost Group, LLC has shared voting and dispositive power over 20,091,062 shares of the Company’s common stock.

(3)	Includes 159,278,643 shares of common stock held by Frost Gamma Investments Trust. It also includes options to purchase 350,000 shares of common stock exercisable within 60 days of March 17, 2016 held by Dr. Frost. Dr. Frost is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. The number of shares included above also includes 20,091,062 shares of common stock owned directly by The Frost Group, LLC. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC. Dr. Frost and the Frost Gamma Investments Trust disclaim beneficial ownership of these shares of common stock. Does not include 2,851,830 shares of Common Stock held by the Phillip and Patricia Frost Philanthropic Foundation, Inc., of which Dr. Frost is one of three directors. Phillip Frost, M.D. has sole voting power over 162,347,594 shares of the Company’s common stock, shared voting power over 20,091,062 shares of the Company’s common stock, sole dispositive power over 162,347,548 shares of the Company’s common stock, and shared dispositive power over 20,091,062 shares of the Company’s common stock.
(4)	Includes options to purchase 312,500 shares of common stock exercisable within 60 days of March 17, 2016. Also includes 1,000,000 shares of common stock held by each of The Chiin Hsiung Hsiao Family Trust A and The Chiin Hsiung Hsiao Family Trust B, for which Dr. Hsiao serves as the sole trustee of both, 4,617,404 shares of common stock held by Hsu Gamma Investment, L.P., for which Dr. Hsiao serves as General Partner. Dr. Hsiao is a member of the Frost Group, LLC, which holds 20,091,062 shares of common stock. Dr. Hsiao disclaims beneficial ownership of the shares of common stock held by The Frost Group, LLC.
(5)	Includes options to purchase 1,385,735 shares of common stock exercisable within 60 days of March 17, 2016. Mr. Rubin is a member of the Frost Group, LLC, which holds 20,091,062 shares of common stock. Mr. Rubin disclaims beneficial ownership of the shares of common stock held by The Frost Group, LLC.
(6)	Includes options to acquire 651,707 shares of common stock exercisable within 60 days of March 17, 2016.
(7)	Includes 100,000 shares of common stock exercisable within 60 days of March 17, 2016.
(8)	Includes options to acquire 120,000 shares of common stock exercisable within 60 days of March 17, 2016. Also includes 130,227 shares of common stock held by the Thomas E. Beier Trust, for which Thomas Beier and Evelyn Beier are trustees.
(9)	Includes options to acquire 125,000 shares of common stock exercisable within 60 days of March 17, 2016. Also includes 111,349 shares of common stock held by the Lerner Family Trust, for which Richard Lerner and Nicola Lerner are Trustees and 20,000 shares of common stock held by Dr. Lerner’s spouse.
(10)	Includes options to acquire 80,000 shares of common stock exercisable within 60 days of March 17, 2016.
(11)	Includes options to acquire 60,000 shares of common stock exercisable within 60 days of March 17, 2016.
(12)	Includes options to acquire 115,000 shares of common stock exercisable within 60 days of March 17, 2016.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Pursuant to the authority granted to our Board under Article III of our Amended and Restated Bylaws, the Board has fixed the number of directors constituting the entire Board at ten. All ten directors are to be elected at the Annual Meeting, each to hold office until the 2017 annual meeting of stockholders and until his successor is duly elected and qualified. Each stockholder of record on March 17, 2016 is entitled to cast one vote for each share of our common stock either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as a director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. Each nominee shall be elected if the votes cast in favor of a nominee by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against a nominee.

NOMINEES FOR DIRECTOR

The following sets forth information provided by the nominees as of March 17, 2016. All of the nominees are currently serving as directors for the Company. All of the nominees have consented to serve if elected by our stockholders.

Name of Nominee	Age	Year First Elected/ Nominated Director	Positions and Offices with the Company
Phillip Frost, M.D.	79	2007	Chairman of the Board and Chief Executive Officer
Jane H. Hsiao, Ph.D., MBA	68	2007	Vice Chairman of the Board and Chief Technical Officer
Steven D. Rubin	55	2007	Director and Executive Vice President-Administration
Robert A. Baron	76	2003	Director
Thomas E. Beier	70	2008	Director
Dmitry Kolosov	36	2012	Director
Richard A. Lerner, M.D.	77	2007	Director
John A. Paganelli	81	2003	Director
Richard C. Pfenniger, Jr.	60	2008	Director
Alice Lin-Tsing Yu, M.D., Ph.D.	72	2009	Director

Phillip Frost, M.D. Dr. Frost has been the CEO and Chairman of the Company since March 2007. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc., in July 2006 and has been a director of Ladenburg Thalmann from 2001 until 2002 and again since 2004. Dr. Frost is Vice Chairman of IDI, Inc. (NYSE MKT: IDI), an information solutions provider focused on the data-fusion market, and a director for each of Castle Brands (NYSE MKT:ROX), a developer and marketer of premium brand spirits, Cocrystal Pharma, Inc. (OTCBB: COCP), a publicly traded biotechnology company developing new treatments for viral diseases, and Sevion Therapeutics, Inc. (OTCBB:SVON), a clinical stage company which discovers and develops next-generation biologics for the treatment of cancer and immunological diseases. He serves as a member of the Board of Trustees of the University of Miami, the Skolkovo Foundation Scientific Advisory Council in Russia, the Shanghai Institute for Advanced Immunochemical Studies in China, and The Florida Council of 100 and as a Trustee of each of the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. Dr. Frost served as a director of Teva Pharmaceutical Industries, Limited, or Teva (NYSE:TEVA) from January 2006 until February 2015 and had served as Chairman of the Board of Teva from March 2010 until December 2014 and as Vice Chairman from January 2006 until March 2010. Dr. Frost previously served as a director for Continucare Corporation, TransEnterix, Inc., SafeStitch Medical Inc. prior to its merger with TransEnterix, Inc. and PROLOR Biotech, Inc. prior to its acquisition by the Company in August 2013, as Governor and Co-Vice Chairman of the American Stock Exchange (now NYSE MKT), and as a member of the Board of Trustees of the Scripps Research Institute until November 2012. Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation from 1987 until its acquisition by Teva in January 2006. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986.

Dr. Frost has successfully founded several pharmaceutical companies and overseen the development and commercialization of a multitude of pharmaceutical products. This combined with his experience as a physician and chairman and/or chief executive officer of large pharmaceutical companies has given him insight into virtually every facet of the pharmaceutical business and drug development and commercialization process. He is a demonstrated leader with keen business understanding and is uniquely positioned to help guide our Company through its transition from a development stage company into a successful, multinational biopharmaceutical and diagnostics company.

Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of the Company since May 2007 and as a director since February 2007. Dr. Hsiao has served as Chairman of the Board of Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a medical device company, since October 2008 and was named Interim Chief Executive Officer of Non-Invasive Monitoring Systems, Inc. in February 2012. Dr. Hsiao is also a director of each of TransEnterix, Inc. (OTCBB:TRXC), a medical device company, Neovasc, Inc. (TSXV:NVC), a company developing and marketing medical specialty vascular devices, and Cocrystal Pharma, Inc. (OTCBB: COCP), formerly Biozone Pharmaceuticals, Inc., a publicly traded biotechnology company developing new treatments for viral diseases. Dr. Hsiao previously served as a director for Sorrento Therapeutics, Inc. (OTCBB:SRNE), a development stage biopharmaceutical company, PROLOR Biotech, Inc. prior to its acquisition by the Company in August 2013, and as Chairman of the Board of SafeSitch Medical, Inc. prior to its merger with TransEnterix, Inc. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006. Dr. Hsiao served as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, from 1998 to 2006.

Dr. Hsiao’s background in pharmaceutical chemistry and strong technical expertise, as well as her senior management experience, allow her to play an integral role in overseeing our product development and regulatory affairs and in navigating the regulatory pathways for our products and product candidates. In addition, as a result of her role as director and/or chairman of other companies in the biotechnology and life sciences space, she also has a keen understanding and appreciation of the many regulatory and development issues confronting pharmaceutical and biotechnology companies.

Steven D. Rubin. Mr. Rubin has served as Executive Vice President – Administration since May 2007 and as a director of the Company since February 2007. Mr. Rubin currently serves on the board of directors of SciVac Therapeutics, Inc. (OTCBB: SVACF), a commercial-stage biopharmaceutical which develops, produces and markets biological products for human healthcare in Israel, IDI, Inc. (NYSE MKT: IDI), an information solutions provider focused on the data-fusion market, Kidville, Inc. (OTCBB:KVIL), which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to five-year-olds, Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a medical device company, Tiger X Medical, Inc. (OTCBB:CDOM), previously an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices, Cocrystal Pharma, Inc. (OTCBB: COCP), formerly Biozone Pharmaceuticals, Inc., a publicly traded biotechnology company developing new treatments for viral diseases, Sevion Therapeutics, Inc. (OTCBB:SVON), a clinical stage company which discovers and develops next-generation biologics for the treatment of cancer and immunological diseases, Castle Brands, Inc. (NYSE MKT:ROX), a developer and marketer of premium brand spirits, and Neovasc, Inc. (TSXV:NVC), a company developing and marketing medical specialty vascular devices. Mr. Rubin previously served as a director of Dreams, Inc. (NYSE MKT: DRJ), a vertically integrated sports licensing and products company, Safestitch Medical, Inc. prior to its merger with TransEnterix, Inc., and PROLOR Biotech, Inc., prior to its acquisition by the Company in August 2013. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006.

Mr. Rubin brings extensive leadership, business, and legal experience, as well as tremendous knowledge of our business and the pharmaceutical industry generally, to the Board. He has advised pharmaceutical companies in several aspects of business, regulatory, transactional, and legal affairs for more than 25 years. His experience as a practicing lawyer, general counsel, and board member to multiple public companies, including several pharmaceutical and life sciences companies, has given him broad understanding and expertise, particularly relating to strategic planning and acquisitions.

Robert A. Baron. Mr. Baron has served as a director of the Company since 2003. Mr. Baron is currently a director of Green States Energy, an independent power producer focused on developing, acquiring, owning, and operating clean energy generation facilities to provide clean, reliable electric service to local governments and utilities, as well as commercial and industrial clients, Union Springs Integrative Medicine, a healthcare company committed to providing a diversified portfolio of prescription quality, naturally derived healthcare products and Premier Holding Corporation (OTC: PRHL), an energy efficiency products provider. Mr. Baron was President of Cash City, Inc., a payday advance and check cashing business, from 1999 to 2003. From 1997 to 1999, Mr. Baron was the President of East coast operations for CSS/TSC, Inc., a distributor of blank t-shirts, fleece and accessories and a subsidiary of Tultex, Inc. Mr. Baron previously served as a director of Andover Medical, Inc. and Hemobiotech, Inc (OTC: HMBT).

Mr. Baron’s history as an operating executive in a variety of industries combined with his experience as a director in other public companies, including other pharmaceutical and medical equipment manufacturers, allows him to bring strategic insight to the Board with respect to our business as well as emerging technologies and business models. Through these experiences, Mr. Baron has experience with audit and corporate governance related issues and he uses these skills as a member of the Audit Committee and Corporate Governance and Nominating Committee of our Board.

Thomas E. Beier. Mr. Beier has served as a director of the Company since January 2008. Previously, he was Senior Vice President of Finance and Chief Financial Officer of IVAX from October 1997 until August 2007, and from December 1996 until October 1997, he served as Vice President-Finance for IVAX. Before joining IVAX, Mr. Beier served as Executive Vice President and Chief Financial Officer of Intercontinental Bank.

As a result of Mr. Beier’s long tenure as a chief financial officer, he brings with him a strong financial and operational background and provides valuable business leadership and management experience and insights into many aspects of our business. Mr. Beier also brings financial expertise to the Board.

Dmitry Kolosov. Mr. Kolosov has served as a director of the Company since June 2012. Mr. Kolosov, an attorney, presently serves as CEO of LLC Green-G Logistic, an innovative waste management company operating in Moscow, Russia, and as a director and CEO of InterX LLC, a privately owned drug design and research company. From 2010 through 2013, Mr. Kolosov served as the Vice President, Chief of Staff, and Member of the Management Board of the Skolkovo Foundation, a nonprofit organization in Russia charged by Russian President Dmitry Medvedev with creating a new science and technology city in the Moscow suburb of Skolkovo, which comprises a university, research institutions, centers of collective usage, business incubator, technology transfer and commercialization office, corporate offices and research and development centers, as well as residential space and social infrastructure. From 2002 until 2010 when he joined the Skolkovo Foundation, Mr. Kolosov served in various positions, including as Executive Secretary of the Board of Directors and Head of Shareholder Relations, and as Advisor to the Executive Chairman of the Board, of TNK-BP, a joint venture between BP plc and the Alfa-Access-Renova consortium, and among the ten largest private oil companies in the world. Mr. Kolosov currently serves on the Board of Directors of Pharmsynthez OJSC (MICEX-LIFE), a Russian biopharmaceutical company that specializes in the development, manufacture and distribution of pharmaceuticals. Mr. Kolosov previously served as a director for Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc.

Through his tenure with a large multi-national corporation and the Skolkovo Foundation, Mr. Kolosov has significant experience with international business and cross-border transactions, particularly in emerging markets, that will assist the Company as it expands internationally.

Richard A. Lerner, M.D. Dr. Lerner has served as a director of the Company since March 2007. Dr. Lerner served as President of The Scripps Research Institute, a private, non-profit biomedical research organization, from 1986 until 2011 and is currently serving as an institute professor. Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences. Dr. Lerner serves as director of Sequenom, Inc. (Nasdaq:SQNM), a life sciences company. He is also a director for Intra-Cellular Therapies, a privately held biotechnology company. He previously served as a director of Kraft Foods, Inc. and Teva.

As a result of Dr. Lerner’s long tenure as president of a major biomedical research organization, he provides valuable business, scientific, leadership, and management expertise that helps drive strategic direction and expansion at OPKO. His experience and training as a physician and a scientist enables him to bring valuable advice to the Board, including a critical perspective on drug discovery and development and providing a fundamental understanding of the potential pathways contributing to disease.

John A. Paganelli. Mr. Paganelli has served as a director of the Company since December 2003. Mr. Paganelli served as the Company’s Interim Chief Executive Officer and secretary from June 29, 2005 through March 27, 2007, and Chairman of our Board from December 2003 through March 27, 2007. Mr. Paganelli served as President and Chief Executive Officer of Transamerica Life Insurance Company of New York from 1992 to 1997. Since 1987, Mr. Paganelli has been a partner in RFG Associates, a financial planning organization. Mr. Paganelli is also the Managing Partner of Pharos Systems Partners, LLC, an investment company, and he is Chairman of the Board of Pharos Systems International, a software company. He was Vice President and Executive Vice President of PEG Capital Management, an investment advisory organization, from 1987 until 2000. From 1980 to January 2003, Mr. Paganelli was an officer and director-stockholder of Mike Barnard Chevrolet, Inc., an automobile dealership. Mr. Paganelli also serves as a director of Western New York Energy, LLC and is on the Board of Trustees of Paul Smith’s College.

With his significant experience in investment management and operations, Mr. Paganelli is able to add valuable expertise and insight to our Board on a wide range of operational and financial issues. As one of the longest tenured members of our Board, he also has substantial knowledge and familiarity regarding our historical operations.

Richard C. Pfenniger, Jr. Mr. Pfenniger has served as a director of the Company since January 2008. Mr. Pfenniger served as Interim CEO of Vein Clinics of America, Inc., a privately held company that specializes in the treatment of vein disease, from May 2014 to February 2015 and as Interim CEO of IntegraMed America, Inc., a privately held company that operates highly specialized outpatient centers, from January 2013 to June 2013. He served as Chief Executive Officer and President for Continucare Corporation (NYSE:CNU), a provider of primary care physician and practice management services, from October 2003 until October 2011, and served as Chairman of the Board of Directors of Continucare Corporation from September 2002 until October 2011. Previously, Mr. Pfenniger served as the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. from 1997 through June 2003. Prior to joining Whitman, he served as the Chief Operating Officer of IVAX from 1994 to 1997, and, from 1989 to 1994, he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Mr. Pfenniger currently serves as a director of GP Strategies Corporation (NYSE:GPX), a corporate education and training company, TransEnterix, Inc. (OTCBB:TRXC), a medical device company, Wright Investors’ Services Holdings, Inc. (OTCBB:WISH), an investment management and financial advisory firm, and IntegraMed America (NASDAQ: INMD), a specialty healthcare services company that offers business management services to fertility centers and vein clinics. He previously served as a director of Safestitch Medical, Inc. prior to its merger with TransEnterix, Inc.

As a result of Mr. Pfenniger’s multi-faceted experience as chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership, and management advice to the Board in many critical areas. In addition, Mr. Pfenniger’s knowledge of the pharmaceutical and healthcare business has given him insights on many aspects of our business and the markets in which we operate. Mr. Pfenniger also brings financial expertise to the Board, including through his service as Chairman of our Audit Committee.

Alice Lin-Tsing Yu, M.D., Ph.D. Dr. Yu was appointed to the Company’s Board in April 2009. Since mid-2013, Dr. Yu has served as Distinguished Chair Professor and Co-Director of The Institute of Stem Cell & Translational Cancer Research at Chang Gung Memorial Hospital. From 2003 to May, 2013, Dr. Yu served as Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, in Taiwan. She has also served as a Professor of Pediatrics for the University of California in San Diego since 1994. Previously, she was the Chief of Pediatric Hematology Oncology at the University of California in San Diego. Dr. Yu has also served in several government-appointed positions and is a member of numerous scientific committees and associations.

Dr. Yu is an accomplished physician, professor, and researcher who brings a unique perspective to our Board on a variety of healthcare related issues. As a pioneer in immunotherapy of neuroblastoma, Dr. Yu is instrumental in developing a monoclonal anti-GD2 (Dinutuximab) from IND thru early phase studies and phase III trial, facilitating its FDA approval on March 10, 2015. The insight and experience gained from her distinguished record of achievement at several highly respected academic medical institutions, as well as her experience as a practicing physician, will be valuable to our efforts to develop and commercialize our pipeline of diagnostic and therapeutic products.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Identification of Executive Officers

Set forth below is the name and age as of March 17, 2016 of each of our current executive officers, together with certain biographical information for each of them (other than Phillip Frost, Jane H. Hsiao, and Steven Rubin, for whom age, title and biographical information is included above under “Nominees for Election of Directors”):

Name of Executive Officer	Age	Position and Offices with the Company
Adam Logal	37	Senior Vice President and Chief Financial Officer

Adam Logal. Mr. Logal has served as OPKO’s Sr. Vice President and Chief Financial Officer since April 2014 and as OPKO’s Vice President of Finance, Chief Accounting Officer and Treasurer since March 2007. He currently serves on the board of directors of SciVac Therapeutics, Inc. (OTCBB: SVACF), a commercial-stage biopharmaceutical which develops, produces and markets biological products for human healthcare in Israel. From 2002 to 2007, Mr. Logal served in senior management of Nabi Biopharmaceuticals, a publicly traded, biopharmaceutical company engaged in the development and commercialization of proprietary products. Mr. Logal held various positions of increasing responsibility at Nabi Biopharmaceuticals, last serving as Senior Director of Accounting and Reporting.

Identification of Certain Other Officers

Set forth below is the name of certain other officers important to our organization and biographical information for each of them:

David Okrongly, PhD. Dr. Okrongly, age 57, joined OPKO Health in July 2013 as President of OPKO Diagnostics. Dr. Okrongly was with Bayer Diagnostics and Siemens Healthcare from 1997 to 2009, where he was the leader of the global R&D organization, launching industry-leading platforms in immunoassay, hematology, clinical chemistry and molecular diagnostics and after the Siemens acquisition of Bayer Diagnostics in 2006, he was appointed Senior Vice President in charge of the Molecular Diagnostics Business Unit until 2009. Immediately prior to joining OPKO, Dr. Okrongly was COO at Exosome Diagnostics from 2011 to 2013 and President and CEO of Quanterix Corporation from 2009 to 2011. He has a Ph.D. in Chemistry from Columbia University and a Bachelors of Science degree with Honors in Chemistry from the University of Wisconsin-Madison.

Charles W. Bishop, PhD. Dr. Bishop, age 64, has served as CEO of OPKO Renal since the acquisition of Cytochroma Inc. in March, 2013. Dr. Bishop had served as President & CEO of Cytochroma since June 2006. Dr. Bishop co-founded Proventiv Therapeutics, LLC in September 2005 where he served as President. Proventiv and its lead drug, CTAP101 Capsules (Rayaldee™), were acquired by Cytochroma in June 2006. During the period of September 1987 to June 2005, Dr. Bishop held various senior management positions at Bone Care International, Inc. (NASDAQ:BCII), a public specialty pharmaceutical company focused on developing and commercializing vitamin D hormone therapies. Dr. Bishop’s positions with Bone Care included President, CEO, Director, Executive Vice President of Research and Development, and Chief Scientific Officer. Bone Care was acquired for $720 million by Genzyme Corporation in July 2005. Prior to joining Bone Care, Dr. Bishop held various management positions in the Health Care Division of the Procter & Gamble Company. Dr. Bishop completed a four-year National Institutes of Health Postdoctoral Fellowship in vitamin D Biochemistry at the University of Wisconsin-Madison and received his PhD degree in Nutritional Biochemistry from Virginia Polytechnic Institute and State University, after earning an undergraduate degree in Chemistry from the University of Virginia.

Gregory Stephen Henderson, M.D., PhD. Dr. Henderson, age 53, has served as the President of Bio-Reference Laboratories, Inc. since March 2016. Previously, Dr. Henderson served as Vice Chairman of Pathology Outreach and Laboratory Affairs Department of Pathology, Mt. Sinai Health Network from 2014 until joining the Company in March. Prior to his position with Mt. Sinai, he was Founder and President of Pacific Pathology Partners, PLLC from 2012 through 2015 and President of PAKC Laboratories, Bremerton, WA from 2007 through 2014. He served as the Vice Chairman of Pathology at the Ochsner Health System in New Orleans during and after the Hurricane Katrina disaster from 2005 through 2007. He was a senior partner with Wilmington Pathology Associates and a founder of NextWave Diagnostic Laboratories in Wilmington, NC from 1998 through 2005. Dr. Henderson obtained his M.D and PhD degrees from Vanderbilt University School of Medicine as a Medical Scientist Training Program Fellow, and he obtained an undergraduate degree in Biochemistry from Tulane University. His anatomic pathology residency training was at Johns Hopkins Hospital and his laboratory medicine residency training was at University of Utah/ARUP Laboratories. His fellowship training in breast, gynecologic, and oncologic pathology was also at Vanderbilt University.

CORPORATE GOVERNANCE

Our common stock is listed on the New York Stock Exchange (“NYSE”). Prior to the transfer to the NYSE in September 2011, OPKO’s stock was listed for trading on the NYSE Amex. In August 2013, our common stock also began trading on the Tel-Aviv Stock Exchange. Pursuant to the Company’s Amended and Restated Bylaws and the Delaware General Corporation Law, our business and affairs are managed under the direction of our Board. Directors are kept informed of the Company’s business through discussions with management, including our Chief Executive Officer, Chief Financial Officer, and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, officers, and directors of the Company. The Code of Business Conduct and Ethics is available on our website: www.opko.com under Investor Relations. If the Company makes any substantive amendments to, or grants a waiver (including an implicit waiver) from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will disclose such amendment or waiver on our website.

The Company has also adopted Corporate Governance Guidelines which include certain director qualifications and responsibilities, responsibilities of key board committees, and director compensation. The Corporate Governance Guidelines are available on our website, www.opko.com, under Investor Relations.

Director Independence

In evaluating the independence of each of our directors and director nominees, the Board considers transactions and relationships between each director or nominee, or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors and director nominees or their known affiliates and members of the Company’s senior management and their known affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent under applicable laws and regulations and NYSE listing standards. In 2015, the Board affirmatively determined that a majority of our current directors, including Messrs. Robert A. Baron, Dmitry Kolosov, John A. Paganelli, Richard C. Pfenniger, Jr., and Drs. Richard A. Lerner and Alice Lin-Tsing Yu, are “independent” directors within the meaning of the listing standards of the NYSE and applicable law. In making the independence determinations, the Board considered a number of factors and relationships, including without limitation (i) Dr. Frost’s service on the Board of Directors for Continucare Corporation until October 2011, an entity for which Mr. Pfenniger served as Chairman, Chief Executive Officer, and President until October 2011; (ii) Dr. Frost’s membership on the Board of Trustees for the Scripps Research Institute (“TSRI”), a 501(c)(3) entity for which Dr. Lerner served as President until December 2011; (iii) Dmitry Kolosov’s stock option awards for exceptional Board service on November 4, 2013 (valued at $87,250) and March 18, 2015 (valued at $58,400); (iv) Dr. Lerner’s stock option award for service as Chairman of the Company’s Scientific Advisory Board on June 9, 2011 valued at $57,250; (v) the Company’s investment in Zebra Biologics, Inc. (“Zebra”), an entity for which Dr. Lerner is the founder and currently serves as a director and scientific advisor; and (vi) Dr. Yu’s prior service as a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, a Taiwanese entity from which the Company licenses technology. As required by the NYSE, the Company’s independent directors meet at least annually in executive session without the presence of its non-independent directors or management.

Board Leadership Structure

The Company is led by Dr. Frost, who has served as Chief Executive Officer and Chairman of the Board since March 2007. Six of our directors satisfy NYSE independence requirements. Our Board also includes two management directors other than Dr. Frost. The Company does not have a member of our Board who is formally identified as the lead independent director. However, independent directors head each of our Board’s three standing committees — the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, and each of the committees is comprised solely of independent directors.

Although the Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separated, we believe that our current Board leadership structure is suitable for us. The Chief Executive Officer is the individual selected by the Board to manage our Company on a day to day basis, and his direct involvement in our business operations makes him best positioned to lead productive Board strategic planning sessions and determine the time allocated to each agenda item in discussions of our Company’s short- and long-term objectives.

Board Role in Risk Oversight

The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board considers and addresses the primary risks associated with those units and functions. Our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

In addition, each of the Board’s Committees, and particularly the Audit Committee, plays a role in overseeing risk management issues that fall within each Committee’s areas of responsibility as described below under the heading “Standing Committees of the Board of Directors.” Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing the Company from a financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets regularly in executive sessions with the Company’s independent registered public accounting firm and reports any findings or issues to the full Board. In performing its functions, the Audit Committee and each standing committee of the Board has full access to management, as well as the ability to engage advisors. The Board receives regular reports from each of its standing committees regarding each committee’s particularized areas of focus.

Meetings and Committees of the Board of Directors

Our Board met nine times during fiscal 2015. In fiscal 2015, all incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served, with the exception of Dr. Lerner and Mr. Kolosov.

Although we encourage each member of our Board to attend our annual meetings of stockholders, we do not have a formal policy requiring the members of our Board to attend. Seven members of our Board attended the annual meeting of stockholders during fiscal 2015.

Executive Sessions; Presiding Director

Our non-management directors meet separately from the Board from time to time as needed. Our independent directors meet in executive session from time to time as needed, but not less than annually. Our non-management or independent directors, as applicable, may choose a presiding director by majority vote for each session. The presiding director is responsible for, among other things, presiding at the executive session for which he or she is chosen to serve and apprising the Chairman of the issues considered at such meetings.

Standing Committees of the Board of Directors

Our Board maintains several standing committees, including a Compensation Committee, a Nominating and Governance Committee, and a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations promulgated thereunder. These committees and their functions are described below. Our Board may also establish various other committees to assist it in its responsibilities. Our Board has adopted a written charter for each of its standing committees. The full text of each charter is available on our website at http://www.opko.com.

The following table shows the current members (indicated by an “X” or “Chair”) of each of our standing Board committees:

	Audit	Compensation	Corporate Governance and Nominating
Phillip Frost, M.D.	—	—	—
Jane H. Hsiao, Ph.D., MBA	—	—	—
Robert A. Baron	X	X	Chair
Thomas E. Beier	—	—	—
Dmitry Kolosov	—	—	—
Richard A. Lerner, M.D.	—	Chair	X
John A. Paganelli	X	X	—
Richard C. Pfenniger, Jr.	Chair	—	—
Steven D. Rubin	—	—	—
Alice Lin-Tsing Yu, M.D., Ph.D.	—	—	—

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee met seven times during fiscal 2015. The responsibilities of our Audit Committee are set forth in a written charter adopted by our Board of Directors and reviewed and reassessed from time to time by the Audit Committee. Among other things, our Audit Committee:

•	appoints, compensates, retains, and oversees the work of our independent registered public accounting firm;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	reviews our systems of internal controls established for finance, accounting, legal compliance, and ethics;

•	reviews our accounting and financial reporting processes;

•	provides for effective communication between our Board of Directors, our senior and financial management, and our independent auditors;

•	discusses with management and our independent auditors the results of our annual audit and the review of our quarterly financial statements;

•	reviews the audits of our financial statements;

•	implements a pre-approval policy for certain audit and non-audit services performed by our registered independent public accounting firm;

•	reviews risks relating to financial statements, auditing and financial reporting process, key credit risks, liquidity risks and market risks;

•	discusses policies with respect to risk assessment and risk management and reports to our Board of Directors;

•	establishes procedures for receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters; and

•	reviews and approves any related party transactions that we are involved in.

Our Audit Committee is composed of Messrs. Pfenniger (Chairman), Baron, and Paganelli. Our Board of Directors has determined that Mr. Pfenniger, who is independent (as independence for audit committee members is defined in NYSE listing standards and applicable SEC rules), is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

Our Compensation Committee reviews and approves, on behalf of the Board, (i) annual salaries, bonuses, and other compensation for our executive officers, and (ii) employee benefit plans for our employees and executive officers. Our Compensation Committee recommends to the Board for approval, (i) compensation for the Company’s directors, and (ii) incentive compensation plans, equity plans and deferred compensation plans. Our Compensation Committee also oversees our compensation policies and practices. Our Compensation Committee met seven times during fiscal 2015 and took action by written consent on one occasion. Our Compensation Committee may from time to time establish a subcommittee to perform any action required to be performed by a committee of “non-employee directors” pursuant to Rule 16b-3 under the Exchange Act and “outside directors” pursuant to Rule 162(m) under the Internal Revenue Code (the “Code”).

Our Compensation Committee also performs the following functions related to executive compensation:

•	reviews and approves the annual salary, bonus, stock options, and other benefits, direct and indirect, of our executive officers, including our Chief Executive Officer;

•	reviews and recommends new executive compensation programs; reviews the operation and efficacy of our executive compensation programs;

•	establishes and periodically reviews policies in the area of senior management perquisites;

•	reviews and approves material changes in our employee benefit plans; and

•	administers our equity compensation and employee stock purchase plans.

The Compensation Committee relies heavily on the recommendations of our Chief Executive Officer concerning compensation actions for our other executive officers and may engage compensation consultants if the Compensation Committee deems it appropriate. In deciding upon the appropriate level of compensation for our executive officers, the Compensation Committee also reviews our compensation programs relative to our strategic objectives and market practice and other changing business and market conditions. To date, neither the Compensation Committee nor management has engaged a compensation consultant in determining or recommending the amount or form of director or officer compensation.

Our Compensation Committee is composed of Dr. Lerner (Chairman) and Messrs. Baron, and Paganelli. We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE, and the SEC’s rules and regulations, including those regarding the independence of our Compensation Committee members.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Dr. Lerner and Messrs. Baron and Paganelli. None of these individuals was at any time during fiscal year 2015 an officer or employee of ours and, other than Mr. Paganelli, none have served as a former officer of ours.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for our Board, making recommendations to our Board concerning the structure and membership of the other Board committees, and considering director candidates recommended by others, including our Chief Executive Officer, other Board members, third parties, and stockholders. Our Corporate Governance and Nominating

Committee is composed of Mr. Baron (Chairman) and Dr. Lerner. Our Corporate Governance and Nominating Committee met one time during fiscal 2015 and took action by written consent on one occasion. We believe that the composition of our Corporate Governance and Nominating Committee complies with applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE, and the SEC’s rules and regulations, including those regarding the independence of our Corporate Governance and Nominating Committee members.

The Corporate Governance and Nominating Committee identifies director nominees through a combination of referrals, including by existing members of the Board, management, third parties, stockholders, and direct solicitations, where warranted. Once a candidate has been identified, the Corporate Governance and Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The Corporate Governance and Nominating Committee usually believes it to be appropriate for committee members to interview the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board to stand for election to the Board. The Committee does not plan to evaluate candidates identified by the Corporate Governance and Nominating Committee differently from those recommended by a stockholder or otherwise.

The Corporate Governance and Nominating Committee recommended to the Board that it nominate each of the incumbent directors for election at the 2016 Annual Meeting.

Director Selection Criteria

The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board regarding the appropriate qualifications, skills, and experience expected of individual members and of the Board as a whole with the objective of having a Board with sound judgment and diverse backgrounds and experience to represent stockholder interests.

The Corporate Governance and Nominating Committee believes that nominees for election to the Board should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The Corporate Governance and Nominating Committee does not believe that nominees for election to the Board should be selected through mechanical application of specified criteria. Rather, the Corporate Governance and Nominating Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board.

While we do not have a formal diversity policy with respect to Board composition, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Corporate Governance and Nominating Committee takes these qualities into account when considering director nominees for recommendation to the Board.

Stockholder Nominations

The Corporate Governance and Nominating Committee does not have a written policy with regard to consideration of director candidates recommended by stockholders. Nevertheless, it is the Corporate Governance and Nominating Committee’s policy to consider director candidates recommended by stockholders. Stockholders who wish to recommend candidates for election to the Board must do so in writing. The recommendation should be sent to the Secretary of the Company, OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, who will forward the recommendation to the Corporate Governance and Nominating Committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation, the telephone number of such stockholder, and the name, address and telephone number of any beneficial owner, and the class and number of shares of capital stock of the Company owned of record by such stockholder and beneficially owned by such beneficial owner, (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the SEC’s proxy rules, (iii) a description of all relationships between the candidate and the recommending stockholder and any agreements or understandings between the recommending stockholder and the candidate regarding the nomination, and (iv) a description of all relationships between the candidate and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board and to serving as a director, if elected, and by a representation from the stockholder and beneficial owner, if any, that such stockholder and beneficial owner intend to appear in person or by proxy at the Annual Meeting and intend to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders. Stockholders must also comply with all requirements of the Company’s Amended and Restated Bylaws with respect to nomination of persons for election to the Board.

Communications with the Board

All interested parties may initiate in writing any communication with our Board, the presiding member of the non-management directors, or any individual director by sending the correspondence to OPKO Health, Inc., 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Secretary. This centralized process assists our Board in reviewing and responding to communications in an appropriate manner. If an interested party would like the letter to be forwarded directly to one of the Chairmen of the three standing committees of the Board, he or she should so indicate. If no specific direction is indicated, the Secretary’s office will review the letter and forward it to the appropriate Board member(s).

Employee Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in our OPKO Health, Inc. Policy for Reporting Questionable Accounting and Auditing Practices and Policy Prohibiting Retaliation Against Reporting Employees.

Certain Relationships and Related Party Transactions

Frost Gamma Investments Trust (the “Gamma Trust”), a trust controlled by Dr. Phillip Frost, our Chairman of the Board and Chief Executive Officer, Dr. Jane H. Hsiao, our Vice Chairman and Chief Technical Officer, and Steven D. Rubin, our Executive Vice President – Administration and a member of our Board, are each members of The Frost Group, LLC (the “Frost Group”), an entity which beneficially owns approximately 3.68% of our common stock as of March 17, 2016. Furthermore, the Gamma Trust beneficially owns approximately 32.86% of our common stock as of March 17, 2016. Jane Hsiao beneficially owns approximately 5.77% of our common stock as of March 17, 2016, and Mr. Rubin beneficially owns less than 5% of our common stock as of March 17, 2016.

Effective January 1, 2014, we entered into a five-year lease with Frost Real Estate Holdings, LLC (“Frost Holdings”), an entity which is controlled by Dr. Phillip Frost, our Chairman of the Board and Chief Executive Officer, which was amended on July 28, 2014 and May 28, 2015. The lease, as amended, is for approximately 25,000 square feet of space. The lease provides for payments of approximately $66 thousand per month in the first year increasing annually to $75 thousand per month in the fifth year, plus applicable sales taxes. The rent is inclusive of operating expenses, property taxes and parking. The rent was reduced by $216 thousand for the cost of tenant improvements.

We hold investments in Cocrystal Pharma, Inc. (8%), Zebra Biologics, Inc. (“Zebra”)(29%), Sevion Therapeutics, Inc. (“Sevion”)(3%), Neovasc, Inc. (4%), ChromaDex Corporation (2%), MabVax Therapeutics Holdings, Inc. (“MabVax”)(1%), and ARNO Therapeutics, Inc. (4%). These investments were considered related party transactions as a result of our executive management’s ownership interests and/or board representation in these entities.

We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. Prior to 2015, we reimbursed Dr. Frost in an amount equal to the cost of a first class airline ticket between the travel cities for each executive, including Dr. Frost, traveling on the airplane for Company-related business. Beginning in the first quarter of 2015, we reimburse Dr. Frost for out-of-pocket operating costs for the use of the airplane by Dr. Frost or Company executives for Company-related business. We do not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive. For the years ended December 31, 2015, 2014, and 2013, we reimbursed Dr. Frost approximately $595 thousand, $175 thousand, and $93 thousand, respectively, for Company-related travel by Dr. Frost and other OPKO executives.

In April 2015, we made a $2.5 million investment in a private placement transaction with MabVax pursuant to which we acquired 33,333 shares of MabVax Series E Convertible Preferred Stock and warrants to purchase 1,666,667 shares of MabVax common stock. Prior to our investment in MabVax, Dr. Frost held shares in MabVax indirectly through an entity in which he has an ownership interest. Dr. Frost, as well as non-affiliated investors, invested in the private placement transaction on the same financial terms. In connection with the OPKO investment, Steven Rubin, our Executive Vice President, Administration, was appointed as an advisor to MabVax, and we have the right to designate two board members. In October 2015, we made an additional $375 thousand investment in MabVax pursuant to which we acquired 340,909 shares of common stock at $1.10 and 170,454 warrants to purchase shares of common stock.

In July 2015, we made an additional $500 thousand investment in a private placement transaction with Sevion pursuant to which we acquired 66,667 shares of Series C Convertible Preferred Stock convertible into 666,667 shares of common stock and warrants to purchase 333,333 shares of common stock. In November 2015, we made an additional $1.0 million investment in Zebra pursuant to which we acquired 420,000 shares of Series A-2 Preferred Stock.

Effective May 1, 2013, we entered into an agreement with Dr. Hsiao pursuant to which we have the right to utilize approximately 5,000 square feet of laboratory space in Taiwan, inclusive of any and all utility costs, taxes and building maintenance fees. In addition, Dr. Hsiao provides certain other services to us relating to government grant work in Taiwan, as well as the coordination of work flow between our U.S. and Taiwanese operations. The term of the agreement is for five years and obligates us to pay Dr. Hsiao approximately $60,000 annually.

In March 2015, Mr. Kolosov was awarded 10,000 stock options in recognition of exceptional service to the Board.

Our Policies Regarding Related Party Transactions

We have adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company or any of our subsidiaries was, is or will be a participant and the amount exceeds $100,000 and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.

It is the Company’s policy to enter into or ratify Related Party Transactions only when the Audit Committee determines that the Related Party Transaction in question is in, or is not inconsistent with, the best interests of the Company. In making this determination, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Pursuant to the Company’s policy, the Audit Committee has granted standing pre-approval to certain types of Related Party Transactions that are considered to be in, or consistent with, the best interests of the Company.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated if:

•	our Audit Committee approves or ratifies such transaction in accordance with the terms of the Company’s policy;

•	such transaction falls within the category of transactions that have previously been granted standing pre-approval; or

•	the chair of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000, provided that for the Related Party Transaction to continue it must be approved by our Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee’s next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules, and regulations.

All transactions listed above were approved in accordance with the Company’s related party transaction policy.

DIRECTOR COMPENSATION

Each non-employee director is entitled to receive an annual retainer of $10,000, payable in quarterly installments, an option to acquire 40,000 shares of the Company’s common stock upon initial appointment to the Board and an option to acquire 20,000 shares each year thereafter on the date of the Company’s annual meeting of stockholders. The chairman of each committee of the Board will also receive an additional annual retainer of $5,000, payable in quarterly installments. The members of the Audit Committee, excluding the Chairman, will also receive an additional annual retainer of $2,500, payable in quarterly installments.

The following table sets forth information with respect to compensation of non-employee directors of the Company during fiscal year 2015.

Fiscal 2015 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Baron	17,500	—	110,000	—	—	—	127,500
Thomas E. Beier	10,000	—	110,000	—	—	—	120,000
Dmitry Kolosov	10,000	—	165,000	—	—	—	175,000
Richard A. Lerner, M.D.	15,000	—	110,000	—	—	—	125,000
Richard C. Pfenniger, Jr.	15,000	—	110,000	—	—	—	125,000
John A. Paganelli	12,500	—	110,000	—	—	—	122,500
Alice Lin-Tsing Yu, M.D., Ph.D.	10,000	—	110,000	—	—	—	120,000

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are included in Note 9 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016. The table below sets forth the aggregate number of stock options of each non-employee director outstanding as of December 31, 2015:

Name	Stock Options
Robert A. Baron	150,000
Thomas E. Beier	140,000
Dmitry Kolosov	135,000
Richard A. Lerner, M.D.	145,000
John A. Paganelli	120,000
Richard C. Pfenniger, Jr.	100,000
Alice Lin-Tsing Yu, M.D., Ph.D.	80,000

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of ten percent (10%) or more of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any other equity securities. Based on a review of the copies of the reports furnished to us, the Reporting Persons complied with all applicable Section 16(a) filing requirements, except for a late Form 4 report filed by Dmitry Kolosov on March 27, 2015 to report the grant of an option to purchase the Company’s common stock on March 18, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve our desired business direction, strategy, and performance. The primary goals of our compensation program for our Named Executive Officers are (i) to attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. To achieve these goals, we have formed a compensation committee that reviews and approves the executive compensation packages for our executive officers, including the Named Executive Officers. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company.

Benchmarking of Cash and Equity Compensation

Our Compensation Committee typically reviews executive compensation levels on an annual basis to ensure they remain competitive in our industry. Data for this review is prepared and provided to the Compensation Committee by our management and human resources department, with input from our Chief Executive Officer, as well as other members of senior management. This data details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size or stage of development within our industry. In connection with executive compensation changes implemented in 2014, among other considerations, the Compensation Committee reviewed an internally generated report prepared by management and human resources surveying compensation practices of approximately eight biotech and pharmaceutical companies ranging in size from less than $48 million in revenues with less than 40 employees to over $260 million in revenue with over 380 employees. While the internally generated report did not yield a comprehensive group of peer companies, we believe the report provided the Compensation Committee comparative pay information for similar companies. We also conducted an internal review in connection with executive compensation changes implemented in 2015. Utilizing the compiled information, the Compensation Committee in 2014 and 2015 reviewed the various components of our executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation. We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although we have not previously done so.

Elements of Compensation

We evaluate individual executive performance with a goal of setting compensation at levels the Board and the Compensation Committee believe are comparable with executives in other companies of similar size and stage of development. At the same time, our Board and Compensation Committee take into account our relative performance and our own strategic goals. The primary elements of our compensation plans are base salary, equity compensation, and discretionary annual bonus, each of which is described in greater detail below.

Base Salary. We try to establish and maintain competitive annual base salaries for our Named Executive Officers by utilizing available resources, which include surveys as discussed above. While base salaries are not primarily performance-based, we believe it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. We provide fixed salary compensation to our Named Executive Officers based on their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical industry. In general, we have historically targeted Named Executive Officer compensation and base salary to fall within the median range for equivalent or similar positions of executives at peer group companies after adjusting for size. The base salaries for each of the Named Executive Officers were increased in 2013 and positioned within the range of the Company’s peer group in the survey referenced above. Taking into consideration the salary increases in 2013, the Compensation Committee determined not to make any changes to base salaries for Named Executive Officers in 2014. As a result of the Company’s significant growth and expansion into various medical markets and geographical locations since 2013, as well as the fact that no salary increases had been given to the Named Executive Officers for 2014, the Compensation Committee approved increases in March 2015 for the base salaries for our Named Executive Officers.

Discretionary Annual Bonus. In addition to base salaries, our Compensation Committee has the authority to award discretionary annual bonuses to our Named Executive Officers based on corporate and individual performance. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. Furthermore, as an executive’s rank increases, a greater percentage of that executive’s cash bonus is based on corporate performance, rather than individual performance. Because we have generated little revenue, the Compensation Committee had not awarded any cash incentive bonuses prior to or in 2014, and instead chose to focus on other forms of compensation, such as stock options. In 2015, the Compensation Committee elected to award cash bonuses to the Named Executive Officers as well as certain non-executive employees in connection with a successfully completed strategic acquisition.

Equity Compensation. We believe that equity compensation should be a primary component of our executive compensation program because it aligns the interests of our executive officers with the long term performance of the Company. Stock options are a critical element of our long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our stockholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions by our Named Executive Officers and other employees. The Compensation Committee believes that the value of stock options will reflect our performance over the long-term. Under our employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period, which is subject to continued employment. Consequently, employees benefit from stock options only if the market value of our common stock increases over time. With respect to these stock options, we recognize compensation expense based on FASB ASC Topic 718.

The Compensation Committee typically grants stock options to our Named Executive Officers under the OPKO Health, Inc. 2007 Equity Incentive Plan (the “2007 Equity Incentive Plan”). As with base salaries, there is no set formula or performance criteria, which determines the amount of the equity award for our Named Executive Officers or our other employees. Nor does the Compensation Committee assign any relative weight to any specific factors or criteria it considers when granting stock options. Rather, the Committee exercises its judgment and discretion by considering all factors it deems relevant at the time of such grants, including the peer group survey and the Company’s performance during the most recent fiscal year. For the Named Executive Officers, other than the Chief Executive Officer, the decisions by the Compensation Committee regarding grants of stock options are made based almost entirely upon the recommendation of the Company’s Chief Executive Officer, and includes his subjective determination based on his assessment of the executive officer’s current position with the Company, the executive officer’s past and expected future performance and the other factors discussed in the determination of base salaries.

In determining grants of stock options made in March 2015, the Compensation Committee relied primarily on the recommendations of the Chief Executive Officer for the Named Executive Officers other than the Chief Executive Officer. Historically, in making his recommendations to the Compensation Committee regarding the other executive officers, the Chief Executive Officer has tried to position the value of the stock option grants around the competitive median of the peer groups. Nevertheless, in recommending stock option grants to executive officers in 2015, which exceeded the competitive median, the Chief Executive Officer considered a number of factors, including the completion of several successful transactions, the growth of the Company and organization, increasing complexity of the Company’s business, and appreciation in the Company’s stock price. In determining the stock option award for the Chief Executive Officer in 2015, the Compensation Committee relied heavily on the Company’s accomplishments and growth in 2015, including growth in revenue and employee base, its completion of strategic acquisitions and investments, and other important commercial transactions. As discussed above, our Compensation Committee considered compensation practices at the peer group companies, but recognized that the actual positioning of compensation for individual executives may range above or below the median based on job content, experience and responsibilities of the roles compared to similar positions in the market.

With limited exceptions, we have not granted employees restricted stock or restricted stock awards pursuant to our equity benefit plans. However, our Compensation Committee, in its discretion, may in the future elect to make such grants to our employees and our Named Executive Officers if it deems it advisable.

Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation at our 2011 Annual Meeting and then again at our 2014 Annual Meeting. While this vote is not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal every three years as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our advisory vote on executive compensation every three years, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders.

At the 2014 Annual Meeting, more than 95% of the votes cast on the advisory vote on the executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. Our Board of Directors and Compensation Committee reviewed these final vote results. Given the significant level of support, no changes to our executive compensation policies and decisions were necessary at that time based on the vote results. We have determined that our stockholders should vote on a Say-on-Pay proposal every three years, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting. Accordingly, the next Say on Pay vote will be in 2017.

Employment Agreements. We have not entered into an employment agreement with any of our current executive officers.

Severance and Change-in-Control Benefits. Except as set forth below, none of our current executive officers are entitled to severance or change of control benefits; provided, however, that the 2007 Equity Incentive Plan provides for certain accelerated vesting upon change in control events. Adam Logal, our Senior Vice President, Chief Financial Officer, is entitled to receive four months of paid salary and continued benefits if he is terminated without cause or he resigns for good reason.

401(k) Profit Sharing Plan. We have adopted a tax-qualified 401(k) Profit Sharing Plan (the “401(k) Plan”) covering all qualified employees. The effective date of the 401(k) Plan is January 2008. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($18,000 for employees under age 50 and an additional $6,000 for employees 50 and above in 2015). In 2008, the Company adopted the Roth contribution for employee elections. The 401(k) Plan permits employer matching of up to 4% of a participant’s salary up to the statutory limits. In 2010, we elected a safe harbor contribution at 4% of annual compensation. All of our safe harbor contributions are immediately vested.

Bio-Reference Laboratories, Inc. maintains two additional 401(k) retirement plans. Both plans have the same contribution limits as the OPKO plan. The first plan has a $1,000 full-vested match and covers the majority of Bio-Reference employees. The second plan covers the employees at GeneDx and is a safe harbor plan with an employer match of up to 5%. The employer contributions are vested over 6 years.

Other Compensation. All of our Named Executive Officers have standard benefits that are offered to all full-time, exempt employees. These standard benefits include health, dental and life insurance, and short and long term disability. We intend to continue to maintain the current benefits and perquisites for our Named Executive Officers; however, our Compensation Committee, in its discretion, may in the future revise, amend, or add to the benefits and perquisites of any Named Executive Officer if it deems it advisable.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our executive officers. This limitation on deductibility does not apply to certain compensation, including “performance based” compensation under a plan approved by our stockholders. It is expected that equity grants under our 2007 Equity Incentive Plan will qualify for the “performance-based” exceptions from the Section 162(m) limitations. Our policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Code. We may, however, approve compensation that may not be deductible if we determine that the compensation is in our best interests as well as the best interests of our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board has submitted the following report for inclusion in this proxy statement.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.

Compensation Committee

Richard A. Lerner, M.D., Chairman

Robert Baron

John A. Paganelli

The Compensation Committee report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

Summary Compensation Table for 2013-2015

The following table sets forth information regarding compensation earned in or with respect to fiscal years 2015, 2014, and 2013:

•	Our Chief Executive Officer during fiscal 2015;

•	By persons who served as our Principal Financial Officer during fiscal 2015; and

•	Our only two executive officers (other than individuals serving as our Chief Executive Officer or our Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year.

We refer to these officers collectively as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Award(s) ($)(1)	All Other Compensation ($)(2)	Total ($)
Phillip Frost, M.D.	2015	525,000	200,000	3,100,000	10,600	3,835,600
Chief Executive Officer	2014	500,000	—	1,824,000	290,400	2,614,400
	2013	492,308	—	1,970,000	10,200	2,472,508
Jane H. Hsiao, Ph.D.	2015	515,000	175,000	2,790,000	70,600	3,550,600
Chief Technical Officer	2014	490,000	—	1,596,000	70,400	2,156,400
	2013	482,308	—	1,773,000	240,200	2,495,508
Steven D. Rubin	2015	504,000	150,000	2,790,000	10,600	3,454,600
Executive Vice President-	2014	480,000	—	1,595,000	10,400	2,085,400
Administration	2013	455,000	—	1,773,000	10,200	2,238,200
Adam Logal(3)	2015	350,000	100,000	1,550,000	10,600	2,010,600
Senior Vice President	2014	300,000	—	1,140,000	10,400	1,450,400
and Chief Financial Officer	2013	—	—	—	—	—

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the amounts are discussed in Note 9 of the Company’s audited financial statements for the year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016.
(2)	For 2015, includes (i) $60,000 paid to Dr. Hsiao related to an agreement pursuant to which the Company has the right to utilize laboratory space in Taiwan; and (ii) contributions made by the Company under its 401(k) Plan during fiscal 2015 in the amount of $10,600 for each of Drs. Frost and Hsiao, and Messrs. Rubin and Logal.
(3)	Mr. Logal was appointed to his position as Senior Vice President and Chief Financial Officer effective April 1, 2014.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the year ended December 31, 2015. The exercise price per share of each option granted to our Named Executive Officers during 2015 was equal to the fair market value of our common stock, as determined by our Compensation Committee on the date of the grant.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Phillip Frost, M.D.	3/18/15	500,000	14.42	3,100,000
Jane H. Hsiao, Ph.D.	3/18/15	450,000	14.42	2,790,000
Steven D Rubin	3/18/15	450,000	14.42	2,790,000
Adam Logal	3/18/15	250,000	14.42	1,550,000

(1)	Options vest in four equal annual tranches, commencing on March 18, 2016, and expiring on March 17, 2025.
(2)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End for 2015

The following table sets forth information with respect to equity awards outstanding as of December 31, 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Phillip Frost, M.D.	125,000	(1)(2)	125,000	(1)	7.61	3/17/20
	—		300,000	(3)(4)	8.37	4/13/24
	—		500,000	(5)	14.42	3/17/25
Jane H. Hsiao, Ph.D.	—		225,000	(1)(6)	7.61	3/17/20
	—		262,500	(3)(7)	8.37	4/13/24
	—		450,000	(5)	14.42	3/17/25
Steven D. Rubin	250,000	(8)	—		1.16	5/4/16
	265,000	(9)	—		2.36	4/13/17
	225,000	(1)	225,000	(1)	7.61	3/17/20
	308,481	(10)(11)	—		4.77	2/4/23
	24,877	(10)(12)	—		5.50	8/4/21
	24,877	(10)(13)	—		0.66	2/3/19
	87,500	(3)	262,500	(3)	8.37	4/13/24
	—		450,000	(5)	14.42	3/17/25
Adam Logal	189,207	(14)	—		0.56	3/15/17
	75,000	(9)	—		2.36	4/13/17
	75,000	(15)	—		3.43	6/8/18
	93,750	(16)	31,250	(16)	4.62	7/11/19
	62,500	(1)	62,500	(1)	7.61	3/17/20
	62,500	(3)	187,500	(3)	8.37	4/13/24
	—		250,000	(5)	14.42	3/17/25

(1)	Options were issued on March 18, 2013 and vest in four equal annual tranches beginning on March 18, 2014.
(2)	Original option grant was for 500,000 shares. Dr. Frost exercised options for 250,000 shares on August 7, 2015.
(3)	Options were issued on April 14, 2014 and vest in four equal annual tranches beginning on April 14, 2015.

(4)	Original option grant was for 400,000 shares. Dr. Frost exercised options for 100,000 shares on August 7, 2015.
(5)	Options were issued on March 18, 2015 and vest in four equal annual tranches beginning on March 18, 2016.
(6)	Original option grant was for 450,000 shares. Dr. Hsiao exercised options for 112,500 shares on August 1, 2014 and 112,500 shares on August 7, 2015.
(7)	Original option grant was for 350,000 shares. Dr. Hsiao exercised options for 87,500 shares on August 7, 2015.
(8)	Options were issued on May 5, 2009 and vested in four equal annual tranches beginning on May 5, 2010.
(9)	Options were issued on April 14, 2010 and vested in four equal annual tranches beginning on April 14, 2011.
(10)	On August 29, 2013, PROLOR Biotech, Inc. (formerly Modigene Inc.) (“PROLOR”) became a wholly owned subsidiary of the Company pursuant to an Agreement and Plan of Merger, dated April 23, 2013, by and among the Company, PROLOR and POM Acquisition, Inc., a wholly owned subsidiary of the Company (the “Merger Agreement”). As a result, the holders of PROLOR securities became holders of the Company’s securities. The exchange ratio pursuant to the Merger Agreement was 0.9951.
(11)	These options vested on August 29, 2013.
(12)	These options vested on August 4, 2012.
(13)	These options vested on February 5, 2010.
(14)	Options were issued on March 29, 2007 and vested monthly beginning April 2007 until fully vested in May 2011. Mr. Logal exercised options for 100,000 shares in September 2008, 50,000 shares on June 15, 2011, and 50,000 shares on February 1, 2013.
(15)	Options were issued on June 9, 2011 and vest in four equal annual tranches beginning June 9, 2012.
(16)	Options were issued on July 12, 2012 and vest in four equal annual tranches beginning July 12, 2013.

Option Exercises and Stock Vested

The following table summarizes for each Named Executive Officer the number of shares the Named Executive Officer acquired on the exercise of stock option and the number of shares the Named Executive Officer acquired on the vesting of stock awards in fiscal 2015.

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)
Phillip Frost, M.D.	112,500	$1,282,500

	539,344	4,848,703

	54,730	452,070

	250,000	1,537,500

	100,000	539,000
Jane H. Hsiao, Ph.D.	112,500	691,875
	87,500	471,625
Steven D. Rubin	—	—
Adam Logal	60,000	806,400
	35,000	453,250

Fiscal Year-End Equity Compensation Plan Information

The following table sets forth aggregated information concerning our equity compensation plans outstanding at December 31, 2015.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the 1st column)
Equity Compensation Plans Approved by Stockholders	31,286,787	$9.55	2,056,783
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	31,286,787	$9.55	2,056,783

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plan

None of our Named Executive Officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.

Employment Agreements and Change in Control Arrangements

We have not entered into employment agreements with any of our executive officers. Except for Mr. Logal who is entitled to receive four months of paid salary and continued benefits if he is terminated without cause or he resigns for good reason, none of our Named Executive Officers are entitled to severance or change of control benefits; provided, however, that the 2007 Equity Incentive Plan provides for accelerated vesting of all awards under the plan upon a Change in Control. Pursuant to the plan, if there is a Change in Control of the Company, the vesting date of each outstanding equity award under the plan shall be accelerated so that each such award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of common stock subject to such award. Upon the consummation of any Change in Control, all outstanding awards under the 2007 Equity Incentive Plan, shall to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable award with respect to shares of common stock of such successor corporation or parent thereof. Under the 2007 Equity Incentive Plan, a “Change in Control” means the occurrence of any of the following events:

(a) any Person (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) any subsidiaries of the Company, (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) the Frost Group or any of its affiliates) becomes, either alone or together with such Person’s affiliates and associates, the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities;

(b) during any period of twenty-four months, individuals who at the beginning of such period constitute the Board, and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

If we had experienced a Change of Control on December 31, 2015, the value of the acceleration of stock options held by each of Drs. Frost, Hsiao and Messrs. Rubin and Logal would be approximately $3.7 million, $3.3 million, $3.3 million, and $2.0 million, respectively.

Compensation Policies and Practices as Related to Risk Management

The Compensation Committee and management do not believe that the Company maintains compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

PROPOSAL TWO:

APPROVAL OF 2016 EQUITY INCENTIVE PLAN

Overview

At the Annual Meeting, stockholders will be asked to approve the OPKO Health, 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”), a copy of which is attached to this Proxy Statement as Annex A and incorporated herein by reference. The following summary of key provisions of the 2016 Equity Incentive Plan is qualified in its entirety by reference to the attached 2016 Equity Incentive Plan document. Based upon the recommendation of the Compensation Committee, our Board of Directors approved the 2016 Equity Incentive Plan on February 26, 2016, and recommended that it be submitted to the stockholders for approval at this year’s Annual Meeting. Each stockholder of record on March 17, 2016 is entitled to cast one vote for each share of our common stock either in favor of or against the 2016 Equity Incentive Plan, or to abstain from voting on the 2016 Equity Incentive Plan. The 2016 Equity Incentive Plan shall be approved if the votes cast in favor of the 2016 Equity Incentive Plan by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against the 2016 Equity Incentive Plan. Shares of our stock represented by proxies that reflect abstentions will be counted for the purpose of determining the existence of a quorum at the Annual Meeting and will have the same effect as a vote “AGAINST” the 2016 Equity Incentive Plan. Broker non-votes will not be counted for the purpose of determining the existence of a quorum at the Annual Meeting and will have no effect on the approval of the 2016 Equity Incentive Plan.

Equity Compensation is an Important Part of Our Compensation Program

The Compensation Committee established long-term equity-based compensation as an important element of our compensation program. The Compensation Committee emphasizes long-term equity-based compensation in order to (i) attract, motivate, and retain talented key employees and non-employee directors with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. The 2016 Equity Incentive Plan, like the Company’s 2007 Equity Incentive Plan, is designed to advance these interests of the Company and its stockholders. Equity-based compensation under the 2016 Equity Incentive Plan encourages executives to act as owners with an equity stake in the Company, discourages inappropriate risk-taking and contributes to the continuity and stability within the Company’s leadership.

The 2007 Equity Incentive Plan Will Expire and Will No Longer Have Shares Available

The 2016 Equity Incentive Plan is intended to serve as a successor to the Company’s existing 2007 Equity Incentive Plan, which the Board will terminate following the stockholders’ approval of the 2016 Equity Incentive Plan. As of March 17, 2016 there were approximately 31,310,314 shares of our common stock subject to outstanding awards and approximately 1,793,728 shares of our common stock available for future awards under the 2007 Equity Plan.

Because only 1,793,728 shares of common stock remain available for issuance under the Company’s 2007 Equity Incentive Plan, the Company’s ability to use long-term equity-based compensation as a significant component of its overall compensation would be quite limited if the stockholders do not approve the 2016 Equity Incentive Plan.

In considering and approving the 2016 Equity Incentive Plan, our Board determined that the number of shares of common stock to be reserved for issuance under the 2016 Equity Incentive Plan could be expected to allow us to continue our historical equity compensation practices through at least 2020. If the 2016 Equity Incentive Plan is approved by stockholders, it will replace the Company’s 2007 Equity Incentive Plan and no new awards will be made under such plan following the 2016 Annual Meeting.

The 2016 Equity Incentive Plan Reflects Compensation and Governance Best Practices

In order to replace the 2007 Equity Incentive Plan, our Board has approved, subject to stockholder approval, the 2016 Equity Incentive Plan in the form attached to this Proxy Statement as Annex A. The 2016 Equity Incentive Plan is intended to replace the 2007 Equity Incentive Plan as the plan under which the Company will grant equity awards to attract, motivate and retain highly qualified employees, officers, directors and consultants of the Company by providing them with meaningful long-term financial incentives. The 2016 Equity Incentive Plan contains provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

•	Stockholder approval is required for additional shares. Neither the 2007 Equity Incentive Plan nor the 2016 Equity Incentive Plan contain an annual “evergreen” provision, pursuant to which the share pool would be automatically increased each year based on a specified formula. Rather, the 2016 Equity Incentive Plan reserves for issuance a total of 30,000,000 shares of common stock for new awards, plus any shares of common stock subject to outstanding awards under the 2007 Equity Incentive Plan which are forfeited, expire or are canceled after the plan is terminated.

•	Flexible share plan. Unlike the 2007 Equity Incentive Plan, the 2016 Equity Incentive Plan contains a flexible share plan design in which “full value” awards (i.e., awards with the value based on the full value of the shares issuable pursuant to such award as compared to stock options or stock appreciation rights where the value of the award is based on the appreciation in value of the underlying shares) will count against the share reserve as an issuance of two shares for every share actually issued, and awards of stock options or stock appreciation rights will count against the share reserve on a one-to-one basis (in the event an award is forfeited, expired or cancelled, shares subject to the award will be returned to the share reserve in the same ratio). This feature will promote flexibility in our compensation practices and will reflect current best practices.

•	No liberal share recycling. Shares retained by or delivered to the Company to pay the exercise price of stock options or stock appreciation rights or to satisfy withholding for taxes in connection with the exercise or settlement of an award will not be added back to the pool of available shares under the 2016 Equity Incentive Plan and will not be available for future awards.

•	Repricing is not allowed. The 2016 Equity Incentive Plan expressly prohibits the Company from repricing stock options without first obtaining stockholder approval.

•	No discount stock options. As in the case of the 2007 Equity Incentive Plan, all stock options will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•	Minimum Vesting Requirement. Subject to certain limited exceptions, awards granted under the 2016 Equity Incentive Plan will be subject to a minimum vesting period of one year.

•	Awards Subject to a Clawback Policy. Awards under the 2016 Equity Incentive Plan will be subject to any compensation recoupment policy that the Company may adopt from time to time.

•	Other Administrative Changes. The 2016 Equity Incentive Plan made other administrative changes that clarified or expanded upon the terms of the 2007 Equity Incentive Plan.

Approval of the Plan is also Approval of Performance Goals for Purposes of Section 162(m)

Voting for the 2016 Equity Incentive Plan will provide the stockholder vote of approval necessary under the Code for grants under the 2016 Equity Incentive Plan to qualify as performance-based executive compensation exempt from the limitation on deduction imposed on compensation in excess of $1 million to named executive officers of the Company in accordance with Section 162(m) of the Code (“Section 162(m)”). Section 162(m) generally limits the annual deduction that the Company may take for compensation of its covered officers, which consist of its chief executive officer and three other most highly compensated executive officers (other than its chief financial officer) who are serving at the end of the year.

Under Section 162(m), certain compensation, including compensation based on the attainment of performance goals, will not be subject to this limitation if applicable requirements are met. Section 162(m) requires that the Company disclose the material terms of the 2016 Equity Incentive Plan and that stockholders approve the applicable performance measures pursuant to which the performance-based compensation is to be paid be disclosed to and approved by the stockholders. Our Compensation Committee shall use the following performance measures (either individually or in any combination) to set performance goals with respect to awards intended to qualify as performance-based awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the common stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs.

If the 2016 Equity Incentive Plan is approved by stockholders and the other conditions of Section 162(m) relating to performance-based compensation are satisfied, qualified performance-based compensation paid to covered officers pursuant to the 2016 Equity Incentive Plan will not fail to be deductible due to the operation of Section 162(m). As a result, stockholders may benefit from a reduction in the Company’s tax obligations.

Description of the 2016 Equity Incentive Plan

Awards

Awards granted under the 2016 Equity Incentive Plan may consist of incentive stock options, non-qualified stock options, stock appreciation rights (SAR), stock awards, stock units, performance shares, performance units or cash awards. Each award is subject to the terms and conditions set forth in the 2016 Equity Incentive Plan and to those other terms and conditions specified by the Compensation Committee and memorialized in a written award agreement. With a limited exception, awards granted under the 2016 Equity Incentive Plan will not fully vest in a period of less than one year.

Shares Subject to the 2016 Equity Incentive Plan

Subject to adjustment in certain circumstances as discussed below, the 2016 Equity Incentive Plan authorizes up to 30,000,000 shares of our common stock for issuance pursuant to the terms of the 2016 Equity Incentive Plan, plus any shares of common stock subject to outstanding awards under the 2007 Equity Incentive Plan which are forfeited, expire or are canceled after the plan is terminated. If and to the extent Awards granted under the 2016 Equity Incentive Plan terminate, expire, cancel, or are forfeited without being exercised and/or delivered, the shares subject to such awards again will be available for grant under the 2016 Equity Incentive Plan. Additionally, to the extent any shares subject to an award are tendered and/or withheld in settlement of any exercise price and/or any tax withholding obligation associated with that award, those shares will not be available again for grant under the 2016 Equity Incentive Plan.

In the event of any merger, consolidation, reorganization, recapitalization, stock dividend , stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution to stockholders of the Company in the nature of a liquidating distribution or a distribution pursuant to a plan of dissolution, our Compensation Committee has the discretion to make a proportionate adjustment to each outstanding award that the Compensation Committee considers appropriate, and our Compensation Committee has the authority to adjust: (i) the number and kind of securities that may be received in respect of any award under the 2016 Equity Incentive Plan; (ii) the number and kind of securities subject to outstanding awards; (iii) the exercise price of outstanding options; and (iv) the fair market value of the common stock and other value determinations applicable to outstanding awards, in each case in a manner that reflects equitably the effects of such event or transaction.

Administration

The 2016 Equity Incentive Plan will be administered and interpreted by our Board or by our Compensation Committee. Our Compensation Committee will have full authority to grant awards under the 2016 Equity Incentive Plan and determine the terms of such awards, including the persons to whom awards are to be granted, the type and number of awards to be granted and the number of shares of our common stock to be covered by each award. Our Board will also have full authority to specify the time(s) that which awards will be exercisable or settled.

Eligibility

Employees, nonemployee directors and independent contractors that provide services to us are eligible to participate in the 2016 Equity Incentive Plan, provided, however, that only employees of ours or our subsidiaries are eligible to receive incentive stock options. Approximately 5,936 employees and 7 nonemployee directors would be eligible to participate in the 2016 Equity Incentive Plan.

Per Person Limitations

Maximum Aggregate Number of Shares Underlying Stock-Based Awards Granted Under the 2016 Equity Incentive Plan to any Single Participant. The maximum aggregate number of shares of common stock underlying all awards measured in shares of common stock (whether payable in common stock, cash or a combination of both) that may be granted to any single participant in respect of any fiscal year of the Company shall be 2,000,000 shares, subject to the adjustment.

Maximum Dollar Amount Underlying Cash-Based Awards Granted Under the 2016 Equity Incentive Plan to Any Single Participant. The maximum dollar amount that may be paid to any single participant with respect to all awards measured in cash (whether payable in common stock, cash or a combination of both) in respect of any fiscal year of the Company shall be $2,000,000.

Stock Options

General. Our Compensation Committee may grant options qualifying as incentive stock options (ISO) within the meaning of Section 422 of the Code and/or Non-Qualified Stock Options (NQSO) in accordance with the terms and conditions set forth in the 2016 Equity Incentive Plan.

Term, Purchase Price, Vesting and Method of Exercise of Options. The Compensation Committee shall specify the exercise price of any stock option granted under the 2016 Equity Incentive Plan; provided, however, that the exercise price shall not be less than the fair market value of our common stock on the date the option is granted.

Our Compensation Committee may determine the option exercise period for each option; provided, however, that the exercise period of any option shall terminate as set forth in Article 14 of the 2016 Equity Incentive Plan. Vesting for each option will also be determined by our Compensation Committee.

Generally, payment of the option price may be made (i) in cash, (ii) if permitted by our Compensation Committee, in shares or other securities then owned by the participant, subject to the option via net-share settlement whereby the cost to exercise the option is satisfied by share withholding, (iii) by a combination of the methods in (i) and (ii), (iv) by delivery of a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the exercise price, or (v) by such other method as our Compensation Committee may approve. The participant must pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of our common stock will not be issued or transferred upon exercise of the option until the option price and the withholding obligation are fully paid.

SARs

Our Compensation Committee is authorized to grant stock appreciation rights (“SARs”) pursuant to the terms of the 2016 Equity Incentive Plan. Upon exercise of a SAR, the participant is entitled to receive an amount equal to the excess of (x) the fair market value of the shares of our common stock or other specified valuation of a specified number of shares of common stock on the date the SAR is exercised over (y) the fair market value of the shares of our common stock or other specified valuation (which shall be no less than the fair market value of the common stock) of such shares of common stock on the date the SAR is granted. Such amount may be paid in cash, shares of our common stock or a combination of both as determined by our Compensation Committee.

Stock Awards

Our Compensation Committee is authorized to grant awards of stock pursuant to the terms of the 2016 Equity Incentive Plan as additional compensation or in lieu of other compensation for services to the Company. With respect to the shares of common stock subject to a stock award, the participant shall have all of the rights of a holder of shares of common stock, including the right to receive dividends and to vote the shares, unless the Compensation Committee determines otherwise on the date of grant.

Stock Units

Our Compensation Committee is authorized to issue stock units pursuant to the terms of the 2016 Equity Incentive Plan. A stock unit is a hypothetical share of common stock represented by a notional account established and maintained (or caused to be established and maintained) by the Company for the participant who receives a grant of stock units. A stock unit granted by the Compensation Committee shall provide for payment in shares of common stock at such time or times as the award agreement shall specify.

Performance Awards

In order to enable the Company to avail itself of the tax deductibility of “qualified performance-based compensation,” within the meaning of Code Section 162(m), the 2016 Equity Incentive Plan provides for performance based awards, the grant or vesting of which is dependent upon attainment of objective performance targets relative to certain performance measures. Our Compensation Committee shall use the following performance measures (either individually or in any combination) to set performance goals with respect to awards intended to qualify as performance-based awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the common stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs.

Cash Awards

Our Compensation Committee is authorized to grant cash awards pursuant to the terms of the 2016 Equity Incentive Plan as additional compensation or in lieu of other compensation for services to the Company.

Amendment and Termination of the 2016 Equity Incentive Plan

Our Board or Compensation Committee may amend, alter or discontinue the 2016 Equity Incentive Plan at any time, provided, however, that any suspension or termination that would result in a reduction of the amount of any outstanding award or adversely change the terms and conditions thereof and any amendment that may adversely affect the rights of any participant under any outstanding award shall require the participant’s consent and provided that any amendment that requires stockholder approval to comply with any applicable law or the rules of any national securities exchange or other market system on which the Company’s securities are then traded and any amendment that increases the maximum number of shares issuable under the 2016 Equity Incentive Plan, will be subject to approval by our stockholders. No award may be granted after the date which is ten (10) years from the effective date of the 2016 Equity Incentive Plan. Thereafter, the 2016 Equity Incentive Plan will remain in effect for the purposes of outstanding awards until all such awards have been satisfied or are terminated under the terms of the 2016 Equity Incentive Plan or the applicable award agreement.

Accelerated Vesting Upon a Change in Control

Notwithstanding any other provision of the 2016 Equity Incentive Plan to the contrary, and without limiting the powers of our Compensation Committee under the 2016 Equity Incentive Plan, if there is a Change in Control of the Company, the vesting date and/or payout of each outstanding award shall be accelerated so that each such award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of common stock subject to such award. “Change in Control of the Company” or “Change in Control” shall mean the occurrence of any of the following events:

(a)	any Person, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, or any successor section thereto, (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) any Subsidiaries of the Company, (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) the Frost Group, LLC or any of its Affiliates) becomes, either alone or together with such Person’s Affiliates and Associates, the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities.

(b)	during any period of 24 months, individuals who at the beginning of such period constitute the Board, and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)	the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)	the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Upon the consummation of any Change in Control, all outstanding awards under the 2016 Equity Incentive Plan shall, to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable award with respect to shares of common stock of such successor corporation or parent thereof.

New Plan Benefits

Because future awards under the 2016 Equity Incentive Plan will be granted at the discretion of our Compensation Committee, the type, number, recipients, expiration and other terms of such awards cannot be determined at this time. However, information regarding our recent practices with respect to annual, long-term and stock-based compensation under other plans is presented below in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table.” Further, the 2016 Equity Incentive Plan provides the Board the ability to recoup any Awards pursuant to any applicable clawback or recoupment policies, share trading policies, or share retention policies, that will apply to all Awards under the plan.

Federal Income Tax Consequences under the 2016 Equity Incentive Plan

Set forth below is a general description of the federal income tax consequences relating to awards granted under the 2016 Equity Incentive Plan. Participants are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

NQSOs

There are no federal income tax consequences to participants or to us upon the grant of a NQSO. Upon the exercise of a NQSO, participants will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO and we generally will be entitled to a corresponding federal income tax deduction at that time. Upon the sale of shares acquired by exercise of a NQSO, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant’s adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the NQSO).

ISOs

Participants will not be subject to federal income taxation upon the grant or exercise of an ISO and we will not be entitled to a federal income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is an item of tax preference subject to the alternative minimum tax. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the ISO generally will result in the recognition of long-term capital gain or loss equal to the difference between the amount realized on the sale and the option exercise price and we will not be entitled to any tax deduction in connection therewith.

If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant, also known as a disqualifying disposition, the participant generally will recognize ordinary income equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the exercise price, or the excess of the amount realized on the sale of the shares over the exercise price. We generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the participant.

SARs

The participant will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income equal to the value of the shares of our common stock and/or cash received upon such exercise, and we will be entitled to a corresponding deduction. Shares received in connection with the exercise of a SAR will have a tax basis equal to their fair market value on the date of transfer, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

Restricted Stock

A participant normally will not recognize taxable income upon the award of restricted stock, and we will not be entitled to a deduction, until such stock is transferable by the participant or is no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the shares of common stock are either transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the shares of common stock subject to the award at that time and the amount paid by the participant for the shares, if any. We will be entitled to a deduction equal to the income recognized by the participant.

A participant may, however, elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the difference between the fair market value of the shares of common stock subject to the award at that time, determined without regard to any restrictions, and the amount paid by the participant for the shares, if any.

In this event, we will be entitled to a deduction equal to the amount recognized as compensation by the participant in the same year. In addition, in this event, the participant will not be required to recognize any taxable income upon vesting of the shares. Any gain or loss recognized by the participant upon subsequent disposition of the share of common stock will be capital gain or loss (long-term or short-term, depending on how long the shares were held). If, after making the election, any share of common stock subject to an award is forfeited, the participant will not be entitled to any tax deduction or tax refund.

RSUs

A participant will not recognize taxable income upon the grant of a RSU, and we will not be entitled to a deduction, until the shares and/or cash with respect to the award are transferred to the participant, generally at the end of the vesting period. At the time of transfer, the participant will recognize ordinary income equal to the value of the shares of common stock and/or cash. We will be entitled to a deduction equal to the income recognized by the participant. The subsequent disposition of shares acquired pursuant to a RSU Award will result in capital gain or loss (based upon the difference between the price received upon disposition and the participant’s basis in those shares — i.e., generally, the market value of the shares at the time of their distribution).

Section 162(m)

Under the 2016 Equity Incentive Plan, options or SARs granted with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant and awards that are conditioned upon achievement of certain performance goals may satisfy the requirements for treatment as “qualified performance-based compensation.” A number of other requirements must be met, however, in order for those awards to so qualify. Accordingly, there can be no assurance that such awards under the 2016 Equity Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the 2016 Equity Incentive Plan generally will not so qualify, so that compensation paid to certain executives in connection with those awards may, to the extent it and other non-exempt compensation exceed $1,000,000 in any given year, be subject to the deduction limitation of Section 162(m) of the Code.

Miscellaneous Tax Issues

Compensation to a participant who is an employee which results from awards under the 2016 Equity Incentive Plan will constitute wages for purposes of the Federal Insurance Contributions Act and the Federal Unemployment Tax Act and thus will result in additional tax liability to the Company, generally with respect to each award at the time that such award is no longer subject to a substantial risk of forfeiture or becomes transferable.

Compliance with Section 409A of the Code

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes requirements applicable to “nonqualified deferred compensation plans,” including rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer’s financial health. These rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the awards to be granted under the 2016 Equity Incentive Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, deferred stock. It is intended that any Award agreement that will govern awards subject to Section 409A will comply with these rules.

Interest of Certain Persons in the Adoption of the 2016 Plan; Future 2016 Plan Benefits

The Company’s current directors and executive officers and the director nominees have an interest in the proposal to adopt the 2016 Equity Incentive Plan, as each is eligible to receive awards under the 2016 Equity Incentive Plan. The benefits that will be received by or allocated to eligible persons under the 2016 Equity Incentive Plan, including each of the current directors, each of the named executive officers, the current executive officers as a group, the current directors who are not executive officers as a group, and all employees, including all current officers who are not executive officers, as a group, are discretionary and are not presently determinable.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S 2016 EQUITY INCENTIVE PLAN.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“Ernst & Young”) has served as the Company’s independent registered public accounting firm since 2007. The Audit Committee currently plans to engage Ernst & Young as the Company’s independent registered public accounting firm to audit our financial statements for fiscal 2016 and to express an opinion on the effectiveness of our internal control over financial reporting as of December 31, 2016. We expect that a representative of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services provided by Ernst & Young for the audits of our annual financial statements and internal control over financial reporting for fiscal 2015 and 2014:

	FY 2015	FY 2014
Audit Fees	$3,380,000	$1,225,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,000	2,000

Total	$3,382,000	$1,227,000

Audit Fees include fees for services rendered for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q, statutory audits required domestically and internationally, assistance with and review of documents filed with the SEC and consents and other services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees would principally include fees incurred for due diligence in connection with potential transactions and accounting consultations. There were no audit-related fees incurred in 2015 or 2014.

Tax Fees would include fees for services rendered for tax compliance, tax advice, and tax planning. There were no tax fees incurred with Ernst & Young in 2015 and 2014.

All Other Fees would include fees for all other services rendered to us that do not constitute Audit Fees, Audit-Related Fees, or Tax Fees. For 2014, such fees related to a license associated with an accounting research tool.

Audit Committee Policy for Pre-approval of Independent Auditor Services

The Audit Committee of the Board is required to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, and other services provided by the independent auditors, which services are periodically reviewed and revised by the Audit Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services and any proposed service exceeding the established fee level must be specifically approved by the Audit Committee. All audit and permitted non-audit services and all fees associated with such services performed by our independent registered public accounting firm in fiscal 2015 and 2014 were approved by the Audit Committee consistent with the policy described above.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference in any other filing by us under the Securities Act of 1933 or Securities Exchange Act of 1934.

The members of the Audit Committee of the Board are Messrs. Pfenniger, Baron, and Paganelli. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes. The Audit Committee’s functions are more fully described in its charter, which the Board has adopted. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Board annually reviews the NYSE listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee is independent under that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.

The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent annual audit of the Company’s consolidated financial statements and expressing an opinion on both the conformity of those financial statements with United States generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The Audit Committee’s policy is that all services rendered by the Company’s independent auditor are either specifically approved or pre-approved and are monitored both as to spending level and work content to maintain the appropriate objectivity and independence of the independent auditor. The Audit Committee’s policy provides that the Audit Committee has the ultimate authority to approve all audit engagement fees and terms and that the Audit Committee shall review, evaluate, and approve the engagement proposal of the independent auditor.

In conjunction with its activities during fiscal 2015, the Audit Committee reviewed and discussed our interim results, audited financial statements, and the annual integrated audit of our financial statements and internal control over financial reporting with management and the Company’s independent registered public accounting firm with and without management present. The members of the Audit Committee discussed the quarterly review procedures and annual audit procedures performed by the independent registered public accounting firm in connection with the quarterly unaudited and annual audited financial statements and discussed and agreed upon procedures related to the audit of internal control over financial reporting with management of the Company and its independent registered public accounting firm. The members of the Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee received from the Company’s independent registered public accounting firm the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the fiscal 2015 annual audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2015.

Audit Committee

Richard C. Pfenniger, Jr., Chairman

Robert A. Baron

John A. Paganelli

OTHER INFORMATION

Deadlines for Stockholder Proposals and Nominations for the 2017 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to us in a timely manner. Any stockholder of the Company who wishes to present a proposal for inclusion in the proxy statement and form of proxy for action at the 2017 annual meeting of stockholders (the “2017 Annual Meeting”) must comply with our Amended and Restated Bylaws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to us at our offices at 4400 Biscayne Blvd., Miami, Florida 33137, attention: Secretary. Under the rules of the SEC, any stockholder proposal intended to be presented at the 2017 Annual Meeting must be received no later than November 25, 2016 in order to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Under our Amended and Restated Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. In order to be timely, we must receive notice of your intention to introduce a nomination or propose an item of business at our 2017 Annual Meeting between February 4, 2017 and March 6, 2017.

If a stockholder notifies us of an intent to present a proposal at the 2017 Annual Meeting at any time after March 6, 2017 (and for any reason the proposal is voted on at that meeting), it will be considered untimely and our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in our proxy materials.

Expenses of Solicitation

We will bear the cost of this proxy solicitation. In addition to the use of the mails, some of our regular employees, without additional remuneration, may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, dealers, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Other Business

As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials (“Notice”), addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of our company will be “householding” our proxy materials and Notice. A single proxy statement or Notice may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notification from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate copy of the 2016 proxy statement and 2015 annual report, or of the Notice, and/or wishes to receive separate copies of these documents in the future, or if, at any time, stockholders who share an address and receive separate copies of the 2016 proxy statement and 2015 annual report, who would like to receive a single copy of these documents, or of the Notice, in the future, such stockholder or stockholders may (1) notify its broker or (2) direct its written or oral request to: OPKO Health, Inc., Corporate Secretary, 4400 Biscayne Blvd., Miami, Florida 33137, (305) 575-4100.

Upon written or oral request of a stockholder at a shared address to which a single copy of the 2016 proxy statement and 2015 annual report or Notice was delivered, we will deliver promptly separate copies of these documents.

Annex A

2016 Equity Incentive Plan

See attached.

-i-

OPKO HEALTH, INC.

2016 EQUITY INCENTIVE PLAN

Article 1

DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

1.1	“Affiliate” and “Associate” shall have the respective meanings given to such terms under Rule 12b-2 under the Exchange Act.

1.2	“Award” shall mean either a Stock Option, SAR, Stock Award, Stock Unit, Performance Share, Performance Unit, or Cash Award.

1.3	“Award Agreement” shall mean a written or electronic agreement or acknowledgement between the Company and the Participant that establishes the terms, conditions, restrictions and/or limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers.

1.4	“Beneficial Owner” shall have the meaning given to such term under Rule 13d-3 under the Exchange Act.

1.5	“Board” shall mean the Board of Directors of the Company.

1.6	“Cash Award” shall mean the grant by the Committee to a Participant of an award of cash as described in Section 11 below.

1.7	“Cause” shall mean (i) willful malfeasance or willful misconduct by the Employee in connection with his/her employment, (ii) continuing failure to perform such duties as are requested by the Company and/or its subsidiaries, (iii) failure by the Employee to observe material policies of the Company and/or its subsidiaries applicable to the Employee, (iv) material breach of any agreement with or duty owed to the Company and/or its subsidiaries applicable to the Employee, or (v) the commission by the Employee of (x) any felony or (y) any misdemeanor involving moral turpitude.

1.8	“Change in Control of the Company” or “Change in Control” shall mean the occurrence of any of the following events:

(a)	any Person, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, or any successor section thereto, (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) any Subsidiaries of the Company, (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) the Frost Group, LLC or any of its Affiliates) becomes, either alone or together with such Person’s Affiliates and Associates, the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities.

(b)	during any period of 24 months, individuals who at the beginning of such period constitute the Board, and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)

the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately

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prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)	the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

1.9	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.10	“Committee” shall mean the Board’s Compensation Committee or any other committee of the Board appointed to administer this Plan.

1.11	“Common Stock” shall mean the common stock of the Company.

1.12	“Company” shall mean OPKO Health, Inc., a Delaware Corporation.

1.13	“Disability” shall mean the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e) (3) of the Code (or any successor section thereto) and has applied for and been granted Long Term Disability under the Company’s Long Term Disability Plan. The determination whether a Participant has suffered a Disability shall be made by the Committee, in its sole discretion, based upon such evidence as it deems necessary and appropriate, and shall be conclusive and binding on the Participant. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

1.14	“Dividend Equivalent Right” shall mean the right to receive an amount equal to the amount of any dividend paid with respect to a share of Common Stock multiplied by the number of shares of Common Stock underlying or with respect to a Stock Option, a SAR, a Stock Unit or a Performance Unit, and which shall be payable in cash, in Common Stock, in the form of Stock Units or Performance Units, or a combination of any or all of the foregoing.

1.15	“Effective Date” shall mean the date on which the Board adopts the Plan.

1.16	“Employee” shall mean an employee of the Company or any Subsidiary as described in Treasury Regulation Section 1.421-7(h).

1.17	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including applicable regulations thereunder.

1.18	“Fair Market Value” shall, unless otherwise required by any applicable provision of the Code or any Treasury Regulations, mean:

(a)	if a security is listed or trading on a national securities exchange or other market system, the closing price of such security on the date of calculation (or on the last preceding trading date if such security was not traded on such date), or

(b)	if such security is not listed or trading on a national securities exchange or other market system, as determined in good faith by the Board or the Committee.

1.19	“Family Members” shall mean a Participant’s spouse, parents, children, and siblings, whether by blood, marriage or adoption.

1.20	“Independent Contractor” shall mean a Person (other than a Person who is an Employee or a Nonemployee Director) or an entity that renders services to the Company or any Subsidiary.

1.21	“ISO” shall mean an “incentive stock option” as such term is used in Code Section 422.

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1.22	“Nonemployee Director” shall mean a member of the Board or the board of directors of a Subsidiary who is not an Employee.

1.23	“Nonqualified Stock Option” shall mean a Stock Option that is not an ISO.

1.24	“Participant” shall mean any Employee, Nonemployee Director or Independent Contractor to whom an Award has been granted by the Committee under the Plan.

1.25	“Performance-Based Award” shall mean an Award subject to the achievement of certain performance goal or goals as described in Section 12 below.

1.26	“Performance Share” shall mean the grant by the Committee to a Participant of an Award as described in Section 10.1 below.

1.27	“Performance Unit” shall mean the grant by the Committee to a Participant of an Award as described in Section 10.2 below.

1.28	“Person” shall mean any person, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

1.29	“Plan” shall mean the OPKO Health, Inc. 2016 Equity Incentive Plan, as it may be amended from time to time.

1.30	“Prior Plan” shall mean the OPKO Health, Inc. 2007 Equity Incentive Plan, as amended.

1.31	“Retirement” shall mean the termination of the employment, other than for Cause or due to death or Disability, of a Participant who; (i) has reached the age of 65; (ii) has reached the age of 62 and has completed 5 years of service with the Company; or (iii) has reached the age of 60 and has completed 10 years of service with the Company.

1.32	“SAR” shall mean the grant by the Committee to a Participant of a stock appreciation right as described in Section 8 below.

1.33	“Stock Award” shall mean the grant by the Committee to a Participant of an Award of Common Stock as described in Section 9.1 below.

1.34	“Stock Option” shall mean the grant by the Committee to a Participant of an option to purchase Common Stock as described in Section 7 below.

1.35	“Stock Unit” shall mean the grant by the Committee to a Participant of an Award as described in Section 9.2 below.

1.36	“Subsidiary” shall mean a corporation of which the Company is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock or any other business entity in which the Company is the Beneficial Owner, directly or indirectly, of more than 50% or any other business venture designated by the Committee in which the Company has a significant interest, as determined in the discretion of the Committee.

1.37	“Substitute Awards” shall mean written or electronic Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines; provided that the terms and conditions of each such Substitute Award (including, without limitation, the exercise price and number of shares subject to such Substitute Award) shall be determined in accordance with Treasury Regulations section 1.409A-1(b)(5)(v)(D).

1.38	“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Department of the Treasury, as amended from time to time.

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1.39	“Vest” shall mean:

(a)	with respect to Stock Options and SARs, when the Stock Option or SAR (or a portion of such Stock Option or SAR) first becomes exercisable and remains exercisable subject to the terms and conditions of such Stock Option or SAR; or

(b)	with respect to Awards other than Stock Options and SARs, when the Participant has:

(i)	an unrestricted right to receive the compensation (whether payable in Common Stock, cash or a combination of both) attributable to such Award (or a portion of such Award) or to otherwise enjoy the benefits underlying such Award; and

(ii)	a right to transfer an Award subject to no Company-imposed restrictions or limitations other than restrictions and/or limitations imposed by Section 14 below.

1.40	“Vesting Date” shall mean the date or dates on which an Award Vests.

1.41	“Voting Stock” shall mean the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

Article 2

PURPOSE AND TERM OF PLAN

2.1	Purpose. The purpose of the Plan is to motivate certain Employees, Nonemployee Directors and Independent Contractors to put forth maximum efforts toward the growth, profitability, and success of the Company and Subsidiaries by providing incentives to such Employees, Nonemployee Directors and Independent Contractors either through cash payments and/or through the ownership and performance of the Common Stock. In addition, the Plan is intended to provide incentives which will help the Company attract and retain highly qualified individuals as Employees and Nonemployee Directors and to assist in aligning the interests of such Employees and Nonemployee Directors with those of its shareholders.

2.2	Term. The Plan shall be effective as of the Effective Date; provided, however, that the Plan shall be approved by the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company within 12 months before or after the Effective Date, and such approval by the shareholders of the Company shall be a condition to the right of each Participant to receive Awards hereunder. Any Award granted under the Plan prior to the approval by the shareholders of the Company shall be effective as of the date of grant (unless the Committee specifies otherwise at the time of grant), but no such Award may Vest, be paid out, or otherwise be disposed of prior to such shareholder approval. If the shareholders of the Company fail to approve the Plan in accordance with this Section 2.2, any Award granted under the Plan shall be automatically cancelled without payment of any consideration to the recipient of such Award. The Plan shall remain in effect for ten years or until earlier terminated by the Board and no Award may be granted under the Plan on a date that is more than ten years from the Effective Date; provided, however, that in the event of Plan termination or expiration, the provisions of the Plan shall remain in effect as to any Awards which remain outstanding until all such Awards have been satisfied or are terminated under the terms of this Plan or under the applicable Award Agreement.

Article 3

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. All Employees, all Nonemployee Directors and all Independent Contractors shall be eligible to participate in the Plan and to receive Awards. An individual’s status as a member of the Committee will not affect his eligibility to participate in the Plan.

3.2

Participation. Participants shall consist of such Employees, Nonemployee Directors and Independent Contractors as the Committee in its sole discretion designates to receive Awards under the Plan. Subject to Section 2.2, an Award may also be granted to an Employee, in connection with hiring, retention or

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otherwise prior to the date the Employee first performs services for the Company or any Subsidiary, provided that such Awards shall not become Vested prior to the date the Employee first performs such services. Designation of a Participant in any year shall not require the Committee to designate such Person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

Article 4

ADMINISTRATION

4.1	Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms; provided, however, that the Board may in any instance perform any of the functions of the Committee hereunder.

4.2	Award Agreement. Each written or electronic Award granted under the Plan shall be evidenced by an Award Agreement which shall be signed or acknowledged by the Company and the Participant; provided, however, that in the event of any conflict between a provision of the Plan and any provision of an Award Agreement, the provision of the Plan shall prevail.

4.3	Authority of the Committee. The Committee shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a)	to determine eligibility for participation in the Plan and to select Participants;

(b)	to determine eligibility for and the type and size of an Award granted under the Plan;

(c)	to make Awards in accordance with the terms of the Plan and to determine the terms and conditions of each Award;

(d)	to supply any omission, correct any defect, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(e)	to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(f)	to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(g)	to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations and to vary the terms of Awards;

(h)	to take account of tax, securities law and other regulatory requirements of foreign jurisdictions;

(i)	to accelerate the Vesting of any Award when such action or actions would be in the best interest of the Company;

(j)	to grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company; and

(k)	to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.4	Action by the Committee. The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its members or, subject to Section 4.5 below, one or more agents to execute and deliver documents on behalf of the Committee.

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4.5	Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate to one or more of its members, or to one or more officers of the Company, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing and, provided, further, that the Committee may not delegate its authority (a) to make Awards to Participants or (b) under Sections 4.3 (a), (b), (c), (d), (e), (f), (g), (h), (i) or (j) or Section 16 of the Plan. Any action undertaken by any such member or agent in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to such members or agents. In addition, the Committee, or any Person to whom it has delegated duties under this Section 4.5, may employ one or more Persons to render advice with respect to any responsibility the Committee or such Person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee. In the performance of its functions, the Committee shall be entitled to rely upon information, opinions, computations and advice furnished by the Company’s officers, any counsel, consultant or agent retained by the Committee, and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

4.6	Determinations and Interpretations by the Committee. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and their heirs, successors, and legal representatives.

4.7	Liability. No member of the Board, no member of the Committee and no Employee shall be liable for any act or failure to act hereunder, except in circumstances involving his or her willful misconduct, or for any act or failure to act hereunder by any other member or Employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

4.8	Indemnification. The Company shall indemnify members of the Board, members of the Committee and any agent of the Committee who is an Employee, against any and all liabilities or expenses to which they may be subjected (including, without limitation, the reasonable fees and expenses of counsel) by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such Person’s willful misconduct.

Article 5

SHARES SUBJECT TO PLAN

5.1	Available Shares. Subject to the provisions of Section 5.2 below, the aggregate number of shares of Common Stock which shall be available for grants or payments of Awards under the Plan during its term shall be 30,000,000 shares (all of which may be ISOs), plus the number of shares of Common Stock with respect to Awards previously granted under the Prior Plan that terminate without being exercised, expire unexercised, or are cancelled, forfeited or lapse for any reason, or are exchanged for Awards that do not involve shares of Common Stock or are settled in cash in lieu of shares (the “ Total Plan Shares “). Any shares of Common Stock subject to Awards of Stock Options or SARs shall be counted against the limit as one share for every one share of Common Stock granted. Any shares that are subject to Awards other than Options or SARs shall be counted against this limit as two shares for every one share of Common Stock granted. Such shares of Common Stock available for issuance under the Plan may be either authorized but unissued shares, shares of issued stock held in the Company’s treasury, or both, at the discretion of the Company. The number of Awards outstanding at any time under the Plan shall not exceed the number of shares which remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient shares of Common Stock to satisfy the requirements of the Plan. Awards that are payable only in cash are not subject to this Section 5.1.

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(a)	Any shares of Common Stock that are subject to an Award that terminates without being exercised, expires, is forfeited or canceled, is exchanged for an Award that does not involve shares of Common Stock or, is settled in cash in lieu of shares, shall, to the extent of such termination, expiration, forfeiture, cancellation, or exchange for another Award or settlement in cash, again be available for Awards under the Plan. Notwithstanding the preceding sentence, with respect to any SAR that is settled partly in cash and partly in shares of Common Stock, the shares of Common Stock that are subject to the SAR settled in cash shall not become available for future Awards under the Plan. If the Company uses the proceeds from the exercise of an Option to repurchase shares of Common Stock, the shares so repurchased shall not again be available for Awards under the Plan.

(b)	In the event that any Option or other Award granted hereunder is exercised through the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, then the shares so tendered or withheld shall not again be available for Awards under the Plan.

(c)	Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for delivery under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Nonemployee Directors or Independent Contractors prior to such acquisition or combination.

(d)	Any shares of Common Stock that again become available for grant pursuant to this Section 5.1 shall be added back as one share of Common Stock if such shares were subject to Options or SARs granted under the Plan, and two shares of Common Stock if such shares were subject to Awards other than Options or SARs that can be settled in shares granted under the Plan.

(e)	Notwithstanding anything in this Section 5.1 to the contrary and solely for purposes of determining whether shares of Common Stock are available for the delivery of ISOs, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any shares of Common Stock restored pursuant to this Section 5.1 that, if taken into account, would cause the Plan to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

5.2

Adjustment to Shares. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. If there is any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution to shareholders of the Company in the nature of a liquidating

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distribution or a distribution pursuant to a plan of dissolution, the Committee may, in its discretion, make a proportionate adjustment to each outstanding Award that the Committee considers appropriate so that thereafter each such Award shall be with respect to or exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Award had such Award been paid, distributed or exercised in full immediately prior to such change or distribution. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of Participants’ rights under the Plan, the Committee shall have the authority to adjust, in an equitable manner as it deems appropriate, the number and kind of shares that may be received in respect of any Award, the number and kind of shares subject to outstanding Awards, the exercise price applicable to outstanding Stock Options, and the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Awards. Appropriate adjustments may also be made by the Committee in the terms of any Awards granted under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance goals and changes in the length of performance periods; provided, however, that with respect to Performance-Based Awards, such modifications and/or changes do not disqualify compensation attributable to such Awards as “performance-based compensation” under Code Section 162(m). In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. The Committee’s determination of what, if any, adjustments shall be made shall be final and binding on the Company and all Participants.

5.3	No Repricing. Absent shareholder approval, neither the Committee nor the Board shall have the authority, with or without the consent of the affected holders of the Awards, to “reprice” an Award after the date of its initial grant with a lower exercise price in substitution for the original exercise price. Adjustments in accordance with Section 5.2 above shall not be deemed “repricings” for purposes of this Section 5.3. This Section 5.3 may not be amended, altered or repealed by the Committee or the Board without the approval of the shareholders of the Company.

5.4	Minimum Vesting Restriction. Awards shall fully vest over a period that is not less than one year from the date of grant. In addition, up to five percent of the shares of Common Stock subject to the aggregate share reserve set forth in Section 5.1 as of the Effective Date may be subject to Awards that are not subject to the vesting restriction in this Section 5.4.

Article 6

MAXIMUM INDIVIDUAL AWARDS

6.1	Maximum Aggregate Number of Shares Underlying Stock-Based Awards Granted Under the Plan to Any Single Participant. The maximum aggregate number of shares of Common Stock underlying all Awards measured in shares of Common Stock (whether payable in Common Stock, cash or a combination of both) that may be granted to any single Participant in respect of any fiscal year of the Company shall be 2,000,000 shares, subject to adjustment as provided in Section 5.2 above.

6.2	Maximum Dollar Amount Underlying Cash-Based Awards Granted Under the Plan to Any Single Participant. The maximum dollar amount that may be paid to any single Participant with respect to all Awards measured in cash (whether payable in Common Stock, cash or a combination of both) in respect of any fiscal year of the Company shall be $2,000,000.

Article 7

STOCK OPTIONS

7.1

In General. The Committee may, in its sole discretion, grant Stock Options to Employees, Nonemployee Directors and Independent Contractors on or after the Effective Date, subject, in all cases to Section 2.2 of the Plan. The Committee shall, in its sole discretion, determine the Employees, the Nonemployee Directors and Independent Contractors who will receive Stock Options and the number of shares of Common Stock underlying each Stock Option provided that ISOs may only be granted to Employees. Each Stock Option

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shall be subject to such terms and conditions consistent with the Plan set forth in the applicable Award Agreement and such other terms and conditions consistent with the Plan and the applicable Award Agreement as the Committee may impose from time to time. In addition, each Stock Option shall be subject to the following terms and conditions set forth in Sections 7.2 through 7.7 below, and 7.8 below, if applicable.

7.2	Exercise Price. The Committee shall specify the exercise price of each Stock Option in the Award Agreement; provided, however, that the exercise price of any Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant.

7.3	Term of Stock Option. The Committee shall specify the term of each Stock Option in the Award Agreement provided that each Stock Option shall terminate as set forth in Article 14 below or at such earlier times and upon such conditions or circumstances as the Committee shall, in its sole discretion, set forth in the Award Agreement.

7.4	Vesting Date. The Committee shall specify the Vesting Date with respect to each Stock Option in the Award Agreement; provided, that the Committee may provide in the applicable Award Agreement that any Stock Option shall Vest in such portions or installments as the Committee may, in its sole discretion, determine. The Committee may grant Stock Options that are Vested, either in whole or in part, on the date of grant. If the Committee fails to specify a Vesting Date in the Award Agreement, 25% of such Stock Option shall become exercisable on each of the first four anniversaries of the date of grant and shall remain exercisable following such anniversary date until the Stock Option expires in accordance with its terms under the Award Agreement or under the terms of the Plan. The Vesting of a Stock Option may be subject to such other terms and conditions as shall be determined by the Committee, including, without limitation, accelerating the Vesting if certain performance goals are achieved.

7.5	Exercise of Stock Options. The Stock Option exercise price may be paid in cash or, in the sole discretion of the Committee, by the delivery of shares of Common Stock or other securities of the Company then owned by the Participant, by the withholding of shares of Common Stock for which a Stock Option is exercisable, or by a combination of these methods. In the sole discretion of the Committee, and subject to all applicable laws, rules and regulations, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock then owned by a Participant, providing the Company with a notarized statement attesting to the number of shares owned by the Participant, where upon verification by the Company, the Company would issue to the Participant only the number of incremental shares to which the Participant is entitled upon exercise of the Stock Option. In determining which methods a Participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate; provided, however, that any method approved by the Committee shall comply with applicable securities laws. When payment of the exercise price for a Stock Option consists of shares of the Company’s capital stock or other securities of the Company, such securities will not be accepted as payment unless the Participant has held such shares for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes.

7.6	Additional Terms and Conditions. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Stock Option, as they may determine in their sole discretion; provided, they are not inconsistent with the Plan, including, without limitation, any requirement that the Participant not engage in competition with the Company or any Subsidiary.

7.7	Conversion Stock Options. The Committee may, in its sole discretion and upon such terms and conditions as it deems appropriate, grant a Stock Option to any holder of an option (hereinafter referred to as an “Original Option”) to purchase shares of the stock of any corporation:

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(a)	the stock or all or substantially all of the assets of which were acquired, directly or indirectly, by the Company or any Subsidiary, or

(b)	which was merged with and into the Company or a Subsidiary, so that the Original Option is converted into a Stock Option (hereinafter referred to as a “Conversion Stock Option”); provided, however, that such Conversion Stock Option as of the date of its grant (the “ Conversion Stock Option Grant Date “) shall have substantially the same economic value as the Original Option as of the Conversion Stock Option Grant Date.

7.8	ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs (including any SAR issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Stock Options granted as ISOs shall be subject to the following special terms and conditions provided that an ISO that fails to be such for any reason shall continue as a Nonqualified Stock Option:

(a)	if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the ISO is granted to such Participant, the term of the ISO shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(b)	the aggregate Fair Market Value (determined as of the date the ISO is granted) of the shares of Common Stock with respect to which ISOs granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) during any calendar year exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

Article 8

STOCK APPRECIATION RIGHTS

The Committee may, in its sole discretion, grant SARs to Employees, Nonemployee Directors, and/or Independent Contractors. A SAR is a right to receive a payment in cash, Common Stock or a combination of both, in an amount equal to the excess of (x) the Fair Market Value of the Common Stock, or other specified valuation, of a specified number of shares of Common Stock on the date the SAR is exercised over (y) the Fair Market Value of the Common Stock, or other specified valuation (which shall be no less than the Fair Market Value of the Common Stock), of such shares of Common Stock on the date the SAR is granted, all as determined by the Committee. If a SAR is granted retroactively in tandem with or in substitution for a Stock Option, the designated Fair Market Value of the Common Stock in the Award Agreement shall be the Fair Market Value of the Common Stock on the date such Stock Option was granted, the SAR shall cover the same number of shares of Common Stock as covered by the Stock Option (or such lesser number of shares as the Committee may determine) and the SAR shall be exercisable only at such time or times and to the extent the related Stock Option shall be exercisable, and shall have the same term and exercise price as the related Stock Option. Upon exercise of a SAR granted in tandem with a Stock Option, the related Stock Option shall be cancelled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Stock Option is exercised as to some or all of the shares covered by the tandem grant, the tandem SAR shall be cancelled automatically to the extent of the number of shares covered by the Stock Option exercised. Each SAR shall be subject to such terms and conditions, including, but not limited to, a provision that automatically converts a SAR into a Stock Option on a conversion date specified at the time of grant, as the Committee shall impose from time to time in its sole discretion and subject to the terms of the Plan.

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Article 9

STOCK AWARDS AND STOCK UNITS

9.1	Stock Awards. The Committee may, in its sole discretion, grant Stock Awards to Employees, Nonemployee Directors, and/or Independent Contractors as additional compensation or in lieu of other compensation for services to the Company. A Stock Award shall consist of shares of Common Stock which shall be subject to such terms and conditions as the Committee in its sole discretion determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the Vesting Date with respect to such shares, and the right of the Company to reacquire such shares for no consideration upon termination of the Participant’s employment within specified periods. With respect to the shares of Common Stock subject to a Stock Award, the Participant shall have all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares, unless the Committee determines otherwise on the date of grant. The Committee may require the Participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Stock Award. As a condition to any Stock Award, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award. Any share certificate issued in connection with a Stock Award may be held in the custody of the Company and will bear the following legend and/or any other legend required by this Plan, the applicable Award Agreement or applicable law:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE OPKO HEALTH, INC. 2016 EQUITY INCENTIVE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE PARTICIPANT AND OPKO HEALTH, INC. (WHICH TERMS AND CONDITIONS MAY INCLUDE, WITHOUT LIMITATION, CERTAIN TRANSFER RESTRICTIONS AND FORFEITURE CONDITIONS). COPIES OF THAT PLAN AND AGREEMENT WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF OPKO HEALTH, INC.

9.2	Stock Units. The Committee may, in its sole discretion, grant Stock Units to Employees, Nonemployee Directors, and/or Independent Contractors as additional compensation or in lieu of other compensation for services to the Company. A Stock Unit is a hypothetical share of Common Stock represented by a notional account established and maintained (or caused to be established or maintained) by the Company for such Participant who receives a grant of Stock Units. Stock Units shall be subject to such terms and conditions as the Committee, in its sole discretion, determines appropriate including, without limitation, determinations of the Vesting Date with respect to such Stock Units and the criteria for the Vesting of such Stock Units. A Stock Unit granted by the Committee shall provide for payment in shares of Common Stock at such time or times as the Award Agreement shall specify. The Committee shall determine whether a Participant who has been granted a Stock Unit shall also be entitled to a Dividend Equivalent Right.

9.3	Payout of Stock Units. Subject to a Participant’s election to defer in accordance with Section 17.3 below, upon the Vesting of a Stock Unit, the shares of Common Stock representing the Stock Unit shall be distributed to the Participant, unless the Committee, in its sole discretion, provides for the payment of the Stock Unit in cash (or partly in cash and partly in shares of Common Stock) equal to the value of the shares of Common Stock which would otherwise be distributed to the Participant.

Article 10

PERFORMANCE SHARES AND PERFORMANCE UNITS

10.1

Performance Shares. The Committee may, in its sole discretion, grant Performance Shares to Employees, Nonemployee Directors, and/or Independent Contractors as additional compensation or in lieu of other compensation for services to the Company. A Performance Share shall consist of a share or shares of Common Stock which shall be subject to such terms and conditions as the Committee, in its sole discretion, determines appropriate, including, without limitation, determining the performance goal or goals which, depending on the extent to which such goals are met, will determine the number and/or value of the Performance Shares that will be paid out or distributed to the Participant who has been granted

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Performance Shares. Performance goals may be based on, without limitation, Company-wide, divisional and/or individual performance, as the Committee, in its sole discretion, may determine, and may be based on the performance measures listed in Section 12.3 below. With respect to the Performance Shares, the Participant shall have none of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares, unless and until such Performance Shares shall have been Vested and distributed to the Participant.

10.2	Performance Units. The Committee may, in its sole discretion, grant Performance Units to Employees, Nonemployee Directors, and/or Independent Contractors as additional compensation or in lieu of other compensation for services to the Company. A Performance Unit is a hypothetical share or shares of Common Stock represented by a notional account which shall be established and maintained (or caused to be established or maintained) by the Company for such Participant who receives a grant of Performance Units. Performance Units shall be subject to such terms and conditions as the Committee, in its sole discretion, determines appropriate, including, without limitation, determining the performance goal or goals which, depending on the extent to which such goals are met, will determine the number and/or value of the Performance Units that will be accrued with respect to the Participant who has been granted Performance Units. Performance goals may be based on, without limitation, Company-wide, divisional and/or individual performance, as the Committee, in its sole discretion, may determine, and may be based on the performance measures listed in Section 12.3 below.

10.3	Payout of Performance Shares or Performance Units. Subject to a Participant’s election to defer in accordance with Section 17.3 below, upon the Vesting of a Performance Share or a Performance Unit, the shares of Common Stock representing the Performance Share or the Performance Unit shall be distributed to the Participant, unless the Committee, in its sole discretion, provides for the payment of the Performance Share or a Performance Unit in cash (or partly in cash and partly in shares of Common Stock) equal to the value of the shares of Common Stock which would otherwise be distributed to the Participant.

Article 11

CASH AWARDS

The Committee may, in its sole discretion, grant Cash Awards to Employees, Nonemployee Directors, and/or Independent Contractors as additional compensation or in lieu of other compensation for services to the Company. A Cash Award shall be subject to such terms and conditions as the Committee, in its sole discretion, determines appropriate, including, without limitation, determining the Vesting Date with respect to such Cash Award, the criteria for the Vesting of such Cash Award, and the right of the Company to require the Participant to repay the Cash Award (with or without interest) upon termination of the Participant’s employment within specified periods.

Article 12

PERFORMANCE-BASED AWARDS

12.1	In General. The Committee, in its sole discretion, may designate Awards granted under the Plan as Performance-Based Awards (as defined below) if it determines that such compensation might not be tax deductible by the Company due to the deduction limitation imposed by Code Section 162(m). Accordingly, an Award granted under the Plan may be granted in such a manner that the compensation attributable to such Award is intended by the Committee to qualify as “qualified performance-based compensation” (as such term is used in Code Section 162(m) and the Treasury Regulations thereunder) and thus be exempt from the deduction limitation imposed by Code Section 162(m) (“Performance-Based Awards”).

12.2	Qualification of Performance-Based Awards. Awards shall only qualify as Performance-Based Awards under the Plan if:

(a)	at the time of grant the Committee is comprised solely of two or more “outside directors” (as such term is used in Code Section 162(m) and the Treasury Regulations thereunder);

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(b)	with respect to either the granting or Vesting of an Award (other than (i) a Nonqualified Stock Option or (ii) a SAR, which are granted with an exercise price at or above the Fair Market Value of the Common Stock on the date of grant), such Award is subject to the achievement of a performance goal or goals based on one or more of the performance measures specified in Section 12.3 below;

(c)	the Committee establishes in writing (i) the objective performance-based goals applicable to a given performance period and (ii) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such performance period (but in no event after 25% of such performance period has elapsed);

(d)	no compensation attributable to a Performance-Based Award will be paid to or otherwise received by a Participant until the Committee certifies in writing that the performance goal or goals (and any other material terms) applicable to such performance period have been satisfied; and

(e)	after the establishment of a performance goal, the Committee shall not revise such performance goal (unless such revision will not disqualify compensation attributable to the Award as “performance-based compensation” under Code Section 162(m)) or increase the amount of compensation payable with respect to such Award upon the attainment of such performance goal.

12.3	Performance Measures. The Committee shall use the following performance measures (either individually or in any combination) to set performance goals with respect to Awards intended to qualify as Performance-Based Awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; financial goals; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs.

Article 13

CHANGE IN CONTROL

13.1	Accelerated Vesting. Notwithstanding any other provision of this Plan to the contrary, and without limiting the powers of the Committee under Section 4.3 of the Plan, if there is a Change in Control of the Company, the Vesting Date and/or payout of each outstanding Award shall be accelerated so that each such Award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of Common stock subject to such Award. Upon the consummation of any Change of Control, all outstanding Awards under the Plan shall, to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable Award with respect to shares of common stock of such successor corporation or parent thereof.

13.2	Cashout. The Committee, in its sole discretion, may determine that, upon the occurrence of a Change in Control of the Company, all or a portion of certain outstanding Awards shall terminate within a specified number of days after notice to the holders, and each such holder shall receive an amount equal to the value of such Award on the date of the Change in Control, and with respect to each share of Common Stock subject to a Stock Option or SAR, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control (or such other greater amount as the Committee may determine in its sole and absolute discretion to be equitable to prevent dilution or enlargement of Participants’ rights under the Plan) over the exercise price per share of such Stock Option or SAR. Such amount shall be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its sole discretion, shall determine.

13.3	Assumption or Substitution of Awards. Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its sole discretion, provide that an Award may be assumed by any entity which acquires control of the Company or may be substituted by a similar award under such entity’s compensation plans.

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Article 14

TERMINATION OF SERVICE

14.1	Termination of Service Due to Death. Subject to the terms of the Plan, any written agreement between the Participant and the Company, and the applicable Award Agreement, if a Participant’s service is terminated due to death:

(a)	all non-Vested portions of Awards held by the Participant on the date of the Participant’s death shall immediately be forfeited by such Participant as of such date; and

(b)	all Vested portions of Stock Options and SARs held by the Participant on the date of the Participant’s death shall remain exercisable until the earlier of:

(i)	the end of the 12-month period following the date of the Participant’s death, or

(ii)	the date the Stock Option or SAR would otherwise expire.

14.2	Termination of Service for Cause. Subject to the terms of the Plan, any written agreement between the Participant and the Company, and the applicable Award Agreement, if a Participant’s service is terminated by the Company for Cause, all Awards held by a Participant on the date of the termination of his or her service for Cause, whether Vested or non-Vested, shall immediately be forfeited by such Participant as of such date. If a Participant’s service is terminated for Cause during the six months following any exercise, payment or delivery pursuant to an Award, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

14.3	Termination of Employment Due to Retirement or Termination of Service Due to Disability. Subject to the terms of the Plan, any written agreement between the Participant and the Company, and the applicable Award Agreement, if a Participant’s employment is terminated due to Retirement or service is terminated due to Disability of the Participant:

(a)	all non-Vested portions of Awards held by the Participant on the date of the Participant’s Retirement or the date of the termination of his or her service, as the case may be, shall immediately be forfeited by such Participant as of such date; and

(b)	all Vested portions of Stock Options and SARs held by the Participant on the date of the Participant’s Retirement or the date of the termination of his or her service, as the case may be, shall remain exercisable until the earlier of:

(i)	the end of the 36-month period following the date of the Participant’s Retirement or the date of the termination of his or her service, as the case may be, or

(ii)	the date the Stock Option or SAR would otherwise expire.

14.4	Other Terminations of Service. Subject to the terms of the Plan, any written agreement between the Participant and the Company, and the applicable Award Agreement, if a Participant’s service is terminated for any reason other than for Cause, retirement or due to death or Disability, all non-Vested portions of Awards held by the Participant on the date of the termination of his or her service shall immediately be forfeited by such Participant as of such date; and all Vested portions of Stock Options and/or SARs held by the Participant on the date of the termination of his or her service shall remain exercisable until the earlier of;

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(a)	the end of the 12-month period following the date of the termination of the Participant’s service, or

(b)	the date the Stock Option or SAR would otherwise expire.

14.5	Change in Status. Notwithstanding anything to the contrary set forth in the Plan, if any Employee ceases for any reason to be an Employee but continues to perform services for the Company (whether as a Nonemployee Director, consultant, agent, Independent Contractor or otherwise), such Participant shall retain his or her Awards upon the original terms and conditions thereof; provided, however, that if such Participant thereafter ceases to perform services for the Company then the provisions of this Section 14.5 shall no longer apply and such Award shall thereafter be subject to the provisions of Section 14.1, 14.2, 14.3 and 14.4 as applicable.

14.6	Committee Discretion. Notwithstanding anything contained in the Plan to the contrary, and without limiting the powers of the Committee under Section 4.3 of the Plan, the Committee may, in its sole discretion, provide that:

(a)	any or all non-Vested portions of Stock Options and/or SARs held by the Participant on the date of the Participant’s death and/or the date of the termination of his or her service shall immediately become exercisable as of such date and shall remain exercisable until a date that occurs on or prior to the date the Stock Option or SAR is scheduled to expire;

(b)	any or all Vested portions of Nonqualified Stock Options and/or SARs held by the Participant on the date of the Participant’s death and/or the date of the termination of his or her service shall remain exercisable until a date that occurs on or prior to the date the Stock Option or SAR is scheduled to expire; and/or

(c)	any or all non-Vested portions of Stock Awards, Stock Units, Performance Shares, Performance Units, and/or Cash Awards held by the Participant on the date of the Participant’s death and/or the date of the termination of his or her service shall immediately Vest or shall become Vested on a date that occurs on or prior to the date the Award is scheduled to vest.

14.7

Cancellation and Rescission of Awards Due to Detrimental Activity. Unless the Award Agreement specifies otherwise, and regardless of whether the Participant’s employment or engagement with the Company is terminated (whether for Cause or otherwise), the Committee may cancel, rescind, or otherwise withhold any Awards held by a Participant, whether Vested or non-Vested, and any such Awards shall immediately be forfeited by such Participant at any time that the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any “Detrimental Activity.” For purposes of this Section 14.7, “Detrimental Activity” shall include: (i) the rendering of services, directly or indirectly, to or for the benefit of any organization or engaging directly or indirectly in any business which is competitive with the Company, or which organization or business, or the rendering of services to or for the benefit of such organization, is prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any “confidential information,” as defined in the Company’s Employee Handbook, acquired by the Participant either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign exclusively to the Company, all right title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment with the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) a violation of any rule, policy, procedure or guideline of the Company, including but not limited to the Company’s Code of Conduct; (v) any attempt, directly or indirectly, to induce any employee of the Company to be employed or render services other than for the Company, or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier, or partner of the Company, other than in connection with the Company’s business; (vi) the Participant being convicted of, or entering a guilty plea with respect to a crime, whether or not connected with the Company; (vii) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the

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Company or (viii) any agreement, whether or not in writing, to do any of the foregoing. Upon exercise, payment or delivery pursuant to an Award, the Participant may be required to certify, in a manner acceptable to the Committee, that he or she is in compliance with all of the terms and conditions of the Plan and is not and has not engaged in any Detrimental Activity. In the event a Participant fails to comply with the provisions of this Section 14.7 after the grant of the Award and prior to, or during the six months after any exercise, payment or delivery pursuant to an Award, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

Article 15

TAXES

15.1	Withholding Taxes. With respect to Employees, the Company, or the applicable Subsidiary, may require a Participant whose Stock Award, Stock Unit, Performance Share or Performance Unit granted hereunder has Vested, or who exercises a Stock Option or SAR granted hereunder to reimburse the Company or the Subsidiary which employs such Participant for any taxes required by any governmental regulatory authority to be withheld or otherwise deducted and paid by such corporation or entity in respect of the issuance or disposition of such shares or the payment of any amounts. In lieu thereof, the Company or the Subsidiary which employs such Participant, shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company or the Subsidiary, as applicable, to the Participant upon such terms and conditions as the Committee shall in its sole discretion prescribe. The Company or the Subsidiary that employs such Participant may, in its discretion, hold the stock certificate to which such Participant is entitled upon the Vesting of a Stock Award, Stock Unit, Performance Share or Performance Unit or the exercise of a Stock Option or SAR as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated by or paid to the Company or such Subsidiary.

15.2	Use of Common Stock to Satisfy Withholding Obligation. With respect to Employees, at any time that the Company, Subsidiary or other entity that employs such Participant becomes subject to a withholding obligation under applicable law with respect to the Vesting of a Stock Award, Stock Unit, Performance Share or Performance Unit or the exercise of a Nonqualified Stock Option (the “Tax Date”), except as set forth below, a Participant may, subject to the approval of the Committee, elect to satisfy, in whole or in part, the Participant’s related personal tax liabilities (an “Election”) by (i) directing the Company, Subsidiary or other entity that employs such Participant to withhold from shares issuable in the related vesting or exercise either a specified number of shares or shares of Common Stock having a specified value (in each case equal to the related minimum statutory personal withholding tax liabilities with respect to the applicable taxing jurisdiction in order to comply with the requirements for a “fixed plan” under Accounting Principles Board Opinion No. 25), (ii) tendering shares of Common Stock or other securities of the Company previously issued pursuant to the exercise of a Stock Option or other shares of the Common Stock owned by the Participant, or (iii) combining any or all of the foregoing Elections in any fashion. The foregoing notwithstanding, however, when previously issued shares of Common Stock or other securities of the Company are tendered pursuant to an Election, such tender of shares will not be accepted unless the Participant has held such shares for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes. An Election shall be irrevocable. The withheld shares and other shares of Common Stock or other securities tendered in payment shall be valued at their Fair Market Value on the Tax Date. The Committee may in its sole discretion disapprove of any Election, suspend or terminate the right to make Elections or provide that the right to make Elections shall not apply to particular shares or exercises. The Committee may impose any additional conditions or restrictions on the right to make an Election as it shall deem appropriate, including conditions or restrictions with respect to Section 16 of the Exchange Act.

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15.3	No Guarantee of Tax Consequences. No Person connected with the Plan in any capacity, including, but not limited to, the Company and any Subsidiary and their respective directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

Article 16

AMENDMENT AND TERMINATION

16.1	Termination of Plan. The Board or the Committee, to the extent consistent with the applicable Committee Charter, may suspend or terminate the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 16.1 shall reduce the amount of any outstanding Award or adversely change the terms and conditions thereof without the Participant’s consent.

16.2	Amendment of Plan. Provided that no amendment may adversely affect the rights of any Participant under any outstanding Award without the Participant’s consent; and, provided further, that no such amendment shall be effective without shareholder approval if such approval is required to comply with any applicable law or the rules of any national securities exchange or other market system on which the Company’s securities are then listed or traded; and, provided further, that the Board or the Committee may not, without shareholder approval, increase the maximum number of shares issuable under the Plan, the Board or the Committee, to the extent consistent with the applicable Committee Charter, may amend the Plan at any time with or without prior notice. Notwithstanding any provision herein to the contrary, the Board or the Committee shall have broad authority to amend the Plan or any Award to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

16.3	Amendment or Cancellation of Award Agreements. Without limitation to the rights of the Committee under Sections 4.3 and 14.6 of the Plan, the Committee may amend or modify any Award Agreement at any time by mutual agreement between the Committee and the Participant or such other Persons as may then have an interest therein. In addition, by mutual agreement between the Committee and a Participant or such other Persons as may then have an interest therein, Substitute Awards may be granted to an Employee, Nonemployee Director or Independent Contractor in substitution and exchange for, and in cancellation of, any Awards previously granted to such Employee, Nonemployee Director or Independent Contractor under the Plan, or any award previously granted to such Employee, Nonemployee Director or Independent Contractor under any other present or future plan of the Company or any present or future plan of an entity which (i) is purchased by the Company, (ii) purchases the Company, or (iii) merges into or with the Company.

16.4	Recoupment and Share Retention Policies. All Awards made under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies, share retention policies and other policies that may be implemented by the Board or a committee thereof from time to time.

Article 17

MISCELLANEOUS

17.1	Other Provisions. Awards granted under the Plan may also be subject to such other provisions (whether or not applicable to the Award granted to any other Participant) as the Committee determines in its sole discretion on the date of grant to be appropriate, including, without limitation, for the installment purchase of Common Stock under Stock Options, to assist the Participant in financing the acquisition of Common Stock, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any Stock Option, for the acceleration of Vesting of Awards in the event of a Change in Control of the Company, for the payment of the value of Awards to Participants in the event of a Change in Control of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the Participant’s employment in addition to those specifically provided for under the Plan.

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17.2	Transferability. Each Award granted under the Plan to a Participant shall not be transferable otherwise than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations adopted thereunder and Stock Options and SARs shall be exercisable, during the Participant’s lifetime, only by the Participant; provided, however, that the Committee may in its sole discretion permit the transfer of an Award to a Participant’s Family Members or to one or more trusts established in whole or in part for the benefit of one or more such Family Members. In the event of the death of a Participant, each Stock Option or SAR theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall, in its sole discretion, set forth in the Award Agreement on the date of grant and then only by the executor or administrator of the estate of the deceased Participant or the Person or Persons to whom the deceased Participant’s rights under the Stock Option or SAR shall pass by will or the laws of descent and distribution.

17.3	Election to Defer Compensation Attributable to Award. The Committee may, in its sole discretion, allow a Participant to elect to defer the receipt of any compensation attributable to an Award under guidelines and procedures to be established by the Committee after taking into account the advice of the Company’s tax counsel.

17.4	Listing of Shares and Related Matters. If at any time the Committee shall determine that the listing, registration or qualification of the shares of Common Stock subject to any Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of an Award or the issuance of shares of Common Stock thereunder, such Award may not be exercised, distributed or paid out, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Committee may require each Participant purchasing or acquiring shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that such Participant is acquiring the shares for investment and not with a view to the distribution thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission or any national securities exchange or other market system on which the Company’s securities are listed or traded, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

17.5	No Right, Title, or Interest in Company Assets. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other Person. The Plan is intended to constitute an unfunded plan for incentive compensation. To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

17.6	No Right to Continued Employment or Service or to Grants. The Participant’s rights, if any, to continue to serve the Company as a director, officer, employee, independent contractor or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any Employee or the services of any Independent Contractor or director at any time. The adoption of the Plan shall not be deemed to give any Employee, Nonemployee Director, Independent Contractor or any other individual any right to be selected as a Participant or to be granted an Award.

17.7	Awards Subject to Foreign Laws. The Committee may grant Awards to individual Participants who are subject to the tax laws of nations other than the United States, and such Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action, which it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no such Awards may be granted pursuant to this Section 17.7 and no action may be taken which would result in a violation of the Exchange Act or any other applicable law.

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17.8	Governing Law. The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws, except as superseded by applicable federal law or as otherwise provided in any Award Agreement.

17.9	Other Benefits. No Award granted under the Plan shall be considered compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary nor affect any benefits or compensation under any other benefit or compensation plan of the Company or any Subsidiary now or subsequently in effect.

17.10	No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine in its sole discretion whether cash, Common Stock, Stock Options, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

17.11	Authority of the Company and Shareholders. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

17.12	Other Compensation Plans. The adoption of the Plan shall not affect any other stock option, incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the plan preclude the Company from establishing any other forms of incentive or other compensation for Employees and Nonemployee Directors of the Company or any Subsidiary.

-xx-

PROXY

OPKO HEALTH, INC.

4400 Biscayne Blvd.

Miami, Florida 33137

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS MAY 5, 2016

The undersigned hereby appoints Steven D. Rubin and Adam Logal, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Stockholders of OPKO Health, Inc. (“OPKO” or the “Company”) to be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida 33137, on May 5, 2016, beginning at 10:00 a.m., local time, and at any adjournments thereof, and to vote thereat all shares of common stock of the Company held of record by the undersigned at the close of business on March 17, 2016, in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED

ENVELOPE OR VOTE BY INTERNET OR TELEPHONE AS INSTRUCTED

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 5, 2016

The Proxy Statement and 2015 Annual Report are available at www.opko.com.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

OPKO HEALTH, INC.

MAY 5, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	COMPANY NUMBER

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from foreign countries, from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

ACCOUNT NUMBER
Vote on line/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 5, 2016 The Proxy Statement and 2015 Annual Report are available at www.opko.com
i Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet or telephone. i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH  OF THE NOMINEES FOR

DIRECTORS and “FOR” APPROVAL OF THE 2016 EQUITY INCENTIVE PLAN

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK  YOUR VOTE IN

BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of ten directors.		2. Approval of Company’s 2016 Equity Incentive Plan
☐ FOR ☐ AGAINST ☐ ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

NOMINEES:

O     Phillip Frost, M.D.

O     Jane H. Hsiao, Ph.D., M.B.A.

O     Steven D. Rubin

O     Robert A. Baron

O     Thomas E. Beier

O     Dmitry Kolosov

O     Richard A. Lerner, M.D.

O     John A. Paganelli

O     Richard C. Pfenniger, Jr.

O     Alice Lin-Tsing Yu, M.D., Ph.D.

3. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR APPROVAL OF THE COMPANY’S 2016 EQUITY INCENTIVE PLAN IN PROPOSAL 2.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here. ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Stockholder Date: Signature of Stockholder Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each stockholder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.